Exhibit 99.01

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

Form 10-K

☒  Annual Report Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

For the fiscal year ended December 31, 2015

☐  Transition Report Under Section 13 or 15(d) of the Securities Exchange

Act of 1934

For the transition period from ____________ to ____________

FDIC Certificate No. 57206

Carolina Trust Bank

North Carolina	56-2197865
State of Incorporation	Employer Identification Number

901 East Main Street

Lincolnton, North Carolina 28092

Telephone: (704) 735-1104

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of each class	Exchange on which registered
Common Stock, Par Value $2.50 Per Share	The NASDAQ Stock Market, LLC

Securities registered under Section 12(g) of the Act: None.

Indicate by check mark whether the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.     Yes ☐            No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.     Yes ☐            No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒           No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files.)     Yes ☐            No ☐

Indicate by check mark if disclosure of delinquent filers in response to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by checkmark whether the registrant is a larger accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).

Yes ☐            No ☒

The aggregate market value of the registrant’s Common Stock at June 30, 2015, held by those persons deemed by the registrant to be non-affiliates, was approximately $22,336,000.

As of March 21, 2016 (the most recent practicable date), the registrant had outstanding 4,649,558 shares of its common stock.

Documents Incorporated By Reference

	Document	Where Incorporated

1.	Registrant’s annual report for the fiscal year ended December 31, 2015.	Part II

2.	Proxy Statement for the Annual Meeting of Shareholders to be mailed to shareholders within 120 days of December 31, 2015.	Part III

Form 10-K Table of Contents

PART I

Item 1 —Business

Corporate history. Carolina Trust Bank (the “Bank”) is a North Carolina-chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (“FDIC”) up to applicable limits. The Bank is not a member of the Federal Reserve System. The Bank was incorporated on December 5, 2000, and began operations on December 8, 2000. On October 15, 2009, the Bank acquired Carolina Commerce Bank, Gastonia, North Carolina (“Carolina Commerce”). At December 31, 2015, the Bank had total assets of approximately $334.2 million, total deposits of approximately $284.8 million, and shareholders’ equity of approximately $30.8 million.

Business of the Bank. The primary purpose of the Bank is to serve the banking needs of individuals and businesses in Lincoln, Gaston and Rutherford Counties and surrounding areas, with all decisions and product offerings to be in the best interest of its customers while providing an acceptable return for the shareholders of the Bank. The Bank offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage, and personal loans; safe deposit boxes; and other associated services. The Bank uses the most current technology to satisfy the banking needs of its customers.

Market area and competition. The Bank’s market area consists primarily of Lincoln, Gaston and Rutherford Counties, North Carolina and includes parts of Catawba County. The market area is located in the south central Piedmont region of North Carolina. While Lincoln and Rutherford Counties are largely rural, portions of Gaston County comprise the Charlotte-Gastonia-Rock Hill Metropolitan Statistical Area and the market area includes the high growth parts of Lincoln County, both in terms of commercial and real estate activity. The only incorporated city in Lincoln County is Lincolnton, the county seat. The Lincoln County market area is served by US Highway 321 and NC Highways 16, 27, 73, 150, and 182. The primary city in Gaston County is Gastonia and the market is served by US Highways 29, 74 and 321 as well as several NC Highways. Rutherford County is served by US Highways 64, 74 and 221 as well as several NC Highways. Lincoln and Gaston counties are served by or are in close proximity to US Interstates 40, 85 and 77 and Charlotte Douglas International Airport is accessible to both counties.

According to the United States Census Bureau (the “US Census”), in July 2014 Lincoln County had an estimated population of 79,829 and Lincolnton had an estimated population of 10,732. The NC Office of State Budget and Management (the “OSBM”) projects that Lincoln County’s population will grow to 83,849 by July 2020. The US Census estimated that Lincoln County’s median household income in 2014 was $49,676, above the state average of $46,596. In Gaston County, the US Census estimated the July 2014 population of the County to be 211,127 and Gastonia’s estimated population to be 73,698. The county’s population is projected to grow to 219,206 by 2020 according to the OSBM. The US Census estimated that Gaston County’s 2014 median household income was $42,056. In Rutherford County, the US Census estimated the July 2014 population of the County to be 66,600. The county’s population is projected to grow to 67,046 by 2020 according to the OSBM. The US Census estimated that Rutherford County’s 2014 median household income was $35,629.

According to the US Department of Labor, in November 2015, the unemployment rate stood at 5.1% in Lincoln County which was lower than the statewide rate of 5.4%. The unemployment rate was 5.6% in Gaston County and 7.4% in Rutherford County. Lincoln, Gaston and Rutherford Counties have a good balance in work force opportunities. The US Census estimated that the major employment sectors in Lincoln County during 2013 were manufacturing (22.4%), retail trade (17.4%), health care and social assistance (14.6%), accommodation and food services (10.3%) and construction (7.2%). For Gaston County, the US Census estimated that the major employment sectors in 2013 were manufacturing (22%), health care and social assistance (18.9%), retail trade (14.5%), accommodation and food services (10.1%) and wholesale trade (6%). For Rutherford County, the US Census estimated that the major employment sectors in 2013 were health care and social assistance (21.4%), manufacturing (20%), retail trade (16.7%), accommodation and food services (10%) and other services (except public administration) (6.9%).

Commercial banking in North Carolina is extremely competitive due to the early adoption of state laws allowing statewide branching. As of June 30, 2015, there were 23 branches in Lincoln County operated by nine commercial banks, including the Bank, and one savings institution. On that date, approximately $1 billion in deposits were located in Lincoln County, and deposits of the Bank were approximately $186.3 million, representing approximately 18.5% of the total deposits in Lincoln County. As of June 30, 2015, there were 53 branches in Gaston County operated by 13 commercial banks, including the Bank, and one savings institution. On that date, approximately $2.3 billion in deposits were located in Gaston County, and deposits of the Bank were approximately $77.5 million, representing approximately 3.3% of the total deposits in Gaston County. As of June 30, 2015, there were 19 branches in Rutherford County operated by eleven commercial banks. On that date, approximately $667.2 million in deposits were located in Rutherford County and deposits of the Bank were approximately $9.3 million, representing approximately 1.4% of the total deposits in Rutherford County. Thus, the Bank has significant competition in its market for deposits and loans from other depository institutions. Many of its competitors have substantially greater resources, broader geographic markets, and higher lending limits than the Bank and offer some services the Bank does not provide.

The Bank competes not only with financial institutions based in North Carolina, but also with out-of-state banks and bank holding companies, and other out-of-state financial institutions that have an established market presence in both the state as a whole and in Lincoln, Gaston and Rutherford Counties. Many of the financial institutions operating in North Carolina are engaged in local, regional, national, and international operations, and they have more assets and personnel than the Bank. The Bank competes with the major super-regional bank holding companies. Because of their greater resources, those institutions are able to perform certain functions for their customers, including trust and investment banking services, which the Bank is not equipped to offer directly, although it does offer some of those services through its correspondent banks.

Additionally, with the elimination of restrictions on interstate banking, the Bank may be required to compete with out-of-state financial institutions not presently in its market area. The Bank also competes with credit unions, insurance companies, money market mutual funds, and other financial institutions, some of which are not subject to the same degree of regulation and restrictions as the Bank, in attracting deposits and making loans.

The Bank believes it has sufficient capital to support its operations. The Bank intends to continue to solicit retail deposits from consumers, principally in the form of certificates of deposit and money market accounts, and small businesses, principally in the form of demand deposits and money market accounts. These deposits will be actively sought in order to provide funding for anticipated loan demand. Bank management is committed to keeping its focus on its stated market plan of developing relationships with small businesses and consumers.

Supervision and Regulation.

General. The Bank is a North Carolina chartered commercial bank and its deposit accounts are insured by the Deposit Insurance Fund (“DIF”) administered by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is subject to supervision, examination and regulation by the North Carolina Office of the Commissioner of Banks (“Commissioner”) and the FDIC and to North Carolina and federal statutory and regulatory provisions governing such matters as capital standards, mergers, subsidiary investments and establishment of branch offices. The FDIC also has the authority to conduct special examinations. The Bank is required to file reports with the Commissioner and the FDIC concerning its activities and financial condition and will be required to obtain regulatory approval prior to entering into certain transactions, including mergers with, or acquisitions of, other depository institutions.

As a federally insured depository institution, the Bank is subject to various regulations promulgated by the Board of Governors of the Federal Reserve System (“Federal Reserve Board” or “FRB”), including Regulation B (Equal Credit Opportunity), Regulation D (Reserve Requirements), Regulation E (Electronic Fund Transfers), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds and Collection of Checks) and Regulation DD (Truth in Savings).

The system of regulation and supervision applicable to the Bank establishes a comprehensive framework for the operations of the Bank, and is intended primarily for the protection of the FDIC and the depositors of the Bank, rather than shareholders. Changes in the regulatory framework could have a material effect on the Bank and its security holders. Certain of the legal and regulatory requirements are applicable to the Bank. This discussion does not purport to be a complete explanation of all such laws and regulations and is qualified in its entirety by reference to the statutes and regulations involved.

State Law. The Bank is subject to extensive supervision and regulation by the Commissioner. The Commissioner oversees state laws that set specific requirements for bank capital and regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The Commissioner supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and the Bank is required to make regular reports to the Commissioner describing in detail its resources, assets, liabilities and financial condition. Among other things, the Commissioner regulates mergers and consolidations of state-chartered banks, the payment of dividends, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

North Carolina Banking Law Modernization Act. On October 1, 2012, as a result of the recommendations of the Joint Legislative Study Commission on the Modernization of North Carolina Banking Laws, legislation went into effect that comprehensively modernizes North Carolina’s banking laws for the first time since the Great Depression.  As a result of the legislation, Articles 1 through 10, 12, and 13 of Chapter 53 of the North Carolina General Statutes were repealed, and new Chapter 53C, entitled “Regulation of Banks,” became law.  Major changes enacted by the law include: a comprehensive list of definitions enhancing the clarity and meaning of the various sections of North Carolina’s banking law, a broader reliance on the North Carolina Business Corporations Act, and incorporation of modern concepts of capital adequacy and regulatory supervision. In 2013, a bill was enacted by the North Carolina General Assembly to make certain technical corrections and clarifications to Chapter 53C.

Dodd–Frank Wall Street Reform and Consumer Protection Act. On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) was signed into law. The Dodd-Frank Act represents a comprehensive overhaul of the financial services industry in the United States. The Dodd-Frank Act includes, among other things:

•	the creation of a Financial Stability Oversight Council to identify emerging systemic risks posed by financial firms, activities and practices, and to improve cooperation between federal agencies;
•	the creation of a Bureau of Consumer Financial Protection authorized to promulgate and enforce consumer protection regulations relating to financial products, which would affect both banks and non-bank financial companies;
•	the establishment of strengthened capital and prudential standards for banks and bank holding companies;
•	enhanced regulation of financial markets, including derivatives and securitization markets;
•	the elimination of certain trading activities by banks;
•	a permanent increase of the previously implemented temporary increase of FDIC deposit insurance to $250,000 per account, and an increase in the minimum deposit insurance fund reserve requirement from 1.15% to 1.35%, with assessments to be based on assets as opposed to deposits;
•	amendments to the Truth in Lending Act aimed at improving consumer protections with respect to mortgage originations, including originator compensation, minimum repayment standards, and prepayment considerations; and
•	disclosure and other requirements relating to executive compensation and corporate governance.

During 2013 and 2014, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the FDIC, the Securities and Exchange Commission (“SEC”), and the Commodity Futures Trading Commission adopted a final version of the Volcker Rule (the “Rule”). As in earlier versions, the Rule invokes Federal Reserve Chairman Paul Volcker’s core concept of restricting United States banks from making certain kinds of speculative investments that do not benefit their customers. The Rule compels banks to sell prohibited instruments by 2017. The new prohibition could cause a bank financial loss on the eventual sale and could cause the bank to recognize an estimate of that loss immediately under applicable accounting rules since the prohibited instruments no longer can be held to maturity. The Bank has not engaged in the types of speculative investments that are covered by the Rule and accordingly does not expect any impact on its operations.

The Bank believes that certain aspects of the Dodd-Frank Act, including, without limitation, the additional cost of maintaining higher capital levels along with monitoring those levels and the costs of compliance with disclosure and reporting requirements and examinations could have a significant impact on its business, financial condition, and results of operations. Additionally, the Bank cannot predict whether there will be additional proposed laws or reforms that would affect the U.S. financial system or financial institutions, whether or when such changes may be adopted, how such changes may be interpreted and enforced, or how such changes may affect the Bank.

Deposit Insurance. The Bank’s deposits are insured up to limits set by the DIF of the FDIC. The DIF was formed on March 31, 2006, upon the merger of the Bank Insurance Fund and the Savings Insurance Fund in accordance with the Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”). The Reform Act established a range of 1.15% to 1.50% within which the FDIC may set the Designated Reserve Ratio (the “reserve ratio”). The Dodd-Frank Act gave the FDIC greater discretion to manage the DIF, raised the minimum DIF reserve ratio to 1.35%, and removed the upper limit of 1.50%. In October 2010, the FDIC adopted a restoration plan to ensure that the DIF reserve ratio reaches 1.35% by September 30, 2020, as required by the Dodd-Frank Act. The FDIC also proposed a comprehensive, long-range plan for management of the DIF. As part of this comprehensive plan, the FDIC has adopted a final rule to set the reserve ratio at 2.0%.

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 was enacted and temporarily raised the standard minimum deposit insurance amount (the “SMDIA”) from $100,000 to $250,000 per depositor. On July 21, 2010, the Dodd-Frank Act permanently increased FDIC insurance coverage to $250,000 per depositor.

The FDIC imposes a risk-based deposit insurance premium assessment on member institutions in order to maintain the DIF. This assessment system was amended by the Reform Act and further amended by the Dodd-Frank Act. Under this system, as amended, the assessment rates for an insured depository institution vary according to the level of risk incurred in its activities. To arrive at an assessment rate for a banking institution, the FDIC places it in one of four risk categories determined by reference to its capital levels and supervisory ratings. In addition, in the case of those institutions in the lowest risk category, the FDIC further determines its assessment rate based on certain specified financial ratios or, if applicable, its long-term debt ratings. The assessment rate schedule can change from time to time, at the discretion of the FDIC, subject to certain limits. The Dodd-Frank Act changed the methodology for calculating deposit insurance assessments from the amount of an insured institution’s domestic deposits to its total assets minus tangible capital. On February 7, 2011, the FDIC issued a new regulation implementing these revisions to the assessment system. The regulation became effective on April 1, 2011.

The FDIC has authority to further increase deposit insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an insured institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Management of the Bank is not aware of any practice, condition or violation that might lead to termination of the Bank’s FDIC deposit insurance.

Capital Requirements. The federal banking regulators have adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 150% for assets with relatively high credit risk, such as high volatility commercial real estate loans.

A banking organization’s risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. “Tier 1,” or core capital, includes common equity, qualifying noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. “Tier 2,” or supplementary capital, includes among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. In July 2013, U.S. banking regulators issued final regulatory capital rules that address certain requirements of the Dodd-Frank Act which are designed to improve the resiliency of the U.S. banking system, increase the quantity and quality of regulatory capital, and enhance risk sensitivity. A new Common Equity Tier 1 (“CET1”) ratio was introduced and is computed by dividing CET1 by risk weighted assets. Risk weights for highly volatile commercial real estate loans and for assets on nonaccrual or past due 90 days or more were increased to 150% under the new rules. CET1 consists of common stock and associated surplus and retained earnings less several adjustments, such as goodwill, certain deferred tax assets, gains on sale of securitization exposures, and certain investments in other unconsolidated financial institutions’ capital instruments. The new minimum risk-based capital ratios, effective January 1, 2015, are 4.5% for CET1, 6% for Tier 1, and 8% for Total Capital. In addition, the new capital regulations provide for the phase-in of a capital conservation buffer over a four year period requiring the following minimum risk-based capital ratios by January 1, 2019: 7% for CET1, 8.5% for Tier1 Capital, and 10.50% for Total Capital. The minimum Tier 1 Leverage capital ratio remains at 4%.

As of December 31, 2015, the Bank was classified as well capitalized with Tier 1 Risk-Based, Tier 1 Leverage, Common Equity Tier 1, and Total Risk-Based Capital of 9.10%, 8.48%, 8.67%, and 10.30%, respectively.

The federal banking agencies have adopted regulations specifying that they will include, in their evaluations of a bank’s capital adequacy, an assessment of the bank’s interest rate risk exposure. The standards for measuring the adequacy and effectiveness of a banking organization’s interest rate risk management include a measurement of board of director and senior management oversight, and a determination of whether a banking organization’s procedures for comprehensive risk management are appropriate for the circumstances of the specific banking organization.

Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as the measures described under the “Federal Deposit Insurance Corporation Improvement Act of 1991” below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such changes could affect the ability of banks to grow and could restrict the amount of profits, if any, available for the payment of dividends to the shareholders.

Federal Deposit Insurance Corporation Improvement Act of 1991. In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDIC Improvement Act”), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made significant revisions to several other federal banking statutes. The FDIC Improvement Act provides for, among other things:

-	publicly available annual financial condition and management reports for certain financial institutions, including audits by independent accountants,

-	the establishment of uniform accounting standards by federal banking agencies,

-	the establishment of a “prompt corrective action” system of regulatory supervision and intervention, based on capitalization levels, with greater scrutiny and restrictions placed on depository institutions with lower levels of capital,

-	additional grounds for the appointment of a conservator or receiver,

-	restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements, and

The FDIC Improvement Act also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums.

A central feature of the FDIC Improvement Act is the requirement that the federal banking agencies take “prompt corrective action” with respect to depository institutions that do not meet minimum capital requirements. Pursuant to the FDIC Improvement Act, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

The FDIC Improvement Act provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. The FDIC Improvement Act also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001. On October 26, 2001, the USA PATRIOT Act of 2001 was enacted. This act contains the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, which sets forth anti-money laundering measures affecting insured depository institutions, broker-dealers and other financial institutions. The act requires U.S. financial institutions to adopt new policies and procedures to combat money laundering and grants the Secretary of the Treasury broad authority to establish regulations and to impose requirements and restrictions on the operations of financial institutions.

Office of Foreign Assets Control (“OFAC”) Regulation. The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. These are typically known as the OFAC rules based on their administration by the U.S. Treasury’s Office of Foreign Assets Control. The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure of a financial institution to comply with these sanctions could result in legal consequences for the institution.

Community Reinvestment Act. The Bank is subject to the provisions of the Community Reinvestment Act of 1977, as amended (“CRA”). Under the terms of the CRA, the appropriate federal bank regulatory agency is required, in connection with the examination of a bank, to assess such bank’s record in meeting the credit needs of the community served by that bank, including low-and moderate-income neighborhoods. The regulatory agency’s assessment of our record is made available to the public. Such an assessment is required of any bank which has made any application for a domestic deposit-taking branch, relocation of a main office, branch or ATM, merger or consolidation with or acquisition of assets or assumption of liabilities of a federally insured depository institution.

Regulatory agencies will assign a composite rating of “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance” to the institution using the foregoing ground rules. A bank’s performance need not fit each aspect of a particular rating profile in order for the bank to receive that rating; exceptionally strong performance with respect to some aspects may compensate for weak performance in others, and the bank’s overall performance must be consistent with safe and sound banking practices and generally with the appropriate rating profile. To earn an outstanding rating, a bank first must exceed some or all of the standards mentioned above. The agencies may assign a “needs to improve” or “substantial noncompliance” rating depending on the degree to which the bank has failed to meet the standards mentioned above. The regulation further states that the agencies will take into consideration these CRA ratings when considering any application and that a bank’s record of performance may be the basis for denying or conditioning the approval of an application.

Reserves. Pursuant to regulations of the FRB, the Bank must maintain average daily reserves equal to 3% on transaction accounts of $15.2 million up to $110.2 million, plus 10% on the remainder. This percentage is subject to adjustment by the FRB. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets. As of December 31, 2015, the Bank met applicable legal reserve requirements.

The Bank is also subject to the reserve requirements of North Carolina commercial banks. North Carolina law requires state nonmember banks to maintain, at all times, a reserve fund in an amount set by the Commissioner.

Liquidity Requirements. FDIC policy requires that banks maintain an average daily balance of liquid assets (cash, certain time deposits, mortgage-backed securities, loans available for sale and specified United States government, state, or federal agency obligations) in an amount which it deems adequate to protect the safety and soundness of the bank. The FDIC currently has no specific level which it requires. The Bank maintains its liquidity position under policy guidelines based on liquid assets in relationship to deposits and short-term borrowings. Based on its policy calculation guidelines, the Bank’s calculated liquidity ratio was 8.28% of total deposits and short-term borrowings at December 31, 2015, which management believes is adequate.

Dividend Restrictions. Under FDIC regulations, the Bank is prohibited from making any capital distributions if after making the distribution, the Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%. In addition, under North Carolina law, the Bank may declare and pay dividends only out of retained earnings. The FDIC and the Commissioner have the power to further restrict the payment of dividends by the Bank.

Limits on Loans to One Borrower. The Bank generally is subject to both FDIC regulations and North Carolina law regarding loans to any one borrower, including related entities. Under applicable law, with certain limited exceptions, loans and extensions of credit by a state chartered nonmember bank to a person outstanding at one time and not fully secured by collateral having a market value at least equal to the amount of the loan or extension of credit shall not exceed 15% of Total Risk-Based Capital of the Bank. Loans and extensions of credit fully secured by readily marketable collateral having a market value at least equal to the amount of the loan or extension of credit shall not exceed an additional 10% of Total Risk-Based Capital of the Bank. Under these limits, the Bank’s loans to one borrower were limited to approximately$4.8 million at December 31, 2015. At that date, the Bank had no lending relationships in excess of the loans-to-one-borrower limit.

Transactions with Related Parties. Transactions between a state nonmember bank and any affiliate are governed by Regulation W which implements Sections 23A and 23B of the Federal Reserve Act. An affiliate of a state nonmember bank is any company or entity which controls, is controlled by or is under common control with the state nonmember bank. In a holding company context, the parent holding company of a state nonmember bank and any companies which are controlled by such parent holding company are affiliates of the savings institution or state nonmember bank. Generally, Sections 23A and 23B (i) limit the extent to which an institution or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions.

Loans to Directors, Executive Officers and Principal Stockholders. State nonmember banks also are subject to the restrictions contained in Section 22(h) of the Federal Reserve Act and the applicable regulations thereunder on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, executive officer and to a greater than 10% stockholder of a state nonmember bank and certain affiliated interests of such persons, may not exceed, together with all other outstanding loans to such person and affiliated interests, the institution’s loans-to-one-borrower limit and all loans to such persons may not exceed the institution’s unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and greater than 10% stockholders of a depository institution, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any “interested” director not participating in the voting. Regulation O prescribes the loan amount (which includes all other outstanding loans to such person) as to which such prior board of director approval is required as being the greater of $25,000 or 5% of capital and surplus (or any loans aggregating $500,000 or more). Further, Section 22(h) requires that loans to directors, executive officers and principal stockholders be made in the ordinary course of business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors. Loans made by the Bank were made in the ordinary course of business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender.

State nonmember banks also are subject to the requirements and restrictions of Section 22(g) of the Federal Reserve Act on loans to executive officers. Section 22(g) of the Federal Reserve Act requires approval by the board of directors of a depository institution for such extensions of credit and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. In addition, Section 106 of the Bank Holding Company Act of 1956, as amended (“BHCA”), prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender. The Bank is in compliance with this requirement of the BHCA.

Restrictions on Certain Activities. State chartered nonmember banks with deposits insured by the FDIC are generally prohibited from engaging in equity investments that are not permissible for a national bank. The foregoing limitation, however, does not prohibit FDIC-insured state banks from acquiring or retaining an equity investment in a subsidiary in which the bank is a majority owner. State chartered banks are also prohibited from engaging as a principal in any type of activity that is not permissible for a national bank and, subject to certain exceptions, subsidiaries of state chartered FDIC-insured banks may not engage as a principal in any type of activity that is not permissible for a subsidiary of a national bank, unless in either case, the FDIC determines that the activity would pose no significant risk to the DIF and the bank is, and continues to be, in compliance with applicable capital standards.

Incentive Compensation Policies and Restrictions. In July 2010, the federal banking agencies issued guidance which applies to all banking organizations supervised by the agencies. Pursuant to the guidance, to be consistent with safety and soundness principles, a banking organization’s incentive compensation arrangements should: (1) provide employees with incentives that appropriately balance risk and reward; (2) be compatible with effective controls and risk management; and (3) be supported by strong corporate governance including active and effective oversight by the banking organization’s board of directors. Monitoring methods and processes used by a banking organization should be commensurate with the size and complexity of the organization and its use of incentive compensation.

In addition, in March 2011, the federal banking agencies, along with the Federal Housing Finance Agency, and the SEC, released a proposed rule intended to ensure that regulated financial institutions design their incentive compensation arrangements to account for risk. Specifically, the proposed rule would require compensation practices of the Registrant and the Bank to be consistent with the following principles: (1) compensation arrangements appropriately balance risk and financial reward; (2) such arrangements are compatible with effective controls and risk management; and (3) such arrangements are supported by strong corporate governance. In addition, financial institutions with $1 billion or more in assets would be required to have policies and procedures to ensure compliance with the rule and would be required to submit annual reports to their primary federal regulator. The comment period has closed and a final rule has not yet been published.

Future Legislation

The Bank cannot predict what legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect thereof on its operations.

Number of Employees

At December 31, 2015, the Bank had 83 full-time equivalent employees.

Item 1A.               Risk Factors

Not required for smaller reporting companies.

Item 1B.               Unresolved Staff Comments

None.

Item 2 —Properties

The Bank’s headquarters is leased under a long-term lease agreement with an option to buy at any time. The Bank purchased a modular unit and leased the site for its West Lincolnton branch office on Highway 27 with an option to buy at any time. The Bank also leases facilities in Forest City, Lincolnton and Vale, North Carolina for branch offices, and a facility in Hickory, North Carolina for a loan production office. The Bank owns its Denver, North Carolina branch. Through the acquisition of Carolina Commerce, the Bank acquired a branch office in Gastonia, which the Bank owns. See Note H to the financial statements.

Additional branch offices may be opened at later dates if deemed appropriate by the Board of Directors and if regulatory approval can then be obtained. The Board of Directors may acquire property in which a director, directly or indirectly, has an interest. In such event, the acquisition of such facilities for the Bank shall be approved by a majority of the Board of Directors, excluding any individual who may have such an interest in the property.

Item 3 — Legal Proceedings

The Bank is not aware of any material legal proceedings to which it is a party or of which any of its properties is subject.

Item 4 — Mine Safety Disclosures

Not applicable.

PART II

Item 5 — Market for Registrant’s Common Equity and Related Stockholder Matters and Issuer Purchases of Equity Securities

Market for the Common Stock of the Bank. The Bank’s common stock is traded on the Nasdaq Capital Market under the symbol “CART.” As of March 21, 2016 the Bank had approximately 1,491 shareholders of record. The following table shows the high and low closing prices for each quarter the Bank’s common stock traded on the Nasdaq Capital Market, and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions:

Price
Year	Quarterly Period	High	Low

2014	First Quarter Second Quarter Third Quarter Fourth Quarter	$ 4.80 7.23 5.10 5.61	$ 3.31 4.22 4.40 4.76
2015	First Quarter Second Quarter Third Quarter Fourth Quarter	$ 5.59 5.62 6.21 6.40	$ 3.31 4.22 4.40 4.76

Restrictions on cash dividends. The Board of Directors anticipates that all or substantially all of the Bank’s earnings in the foreseeable future will be required for development of its business. The payment of future cash dividends will be determined by the Board of Directors and is dependent upon the Bank’s earnings, financial condition, business projections, and other pertinent factors. In addition, North Carolina banking law permits the payment of dividends if the distribution will not reduce the bank’s capital below applicable capital requirements. Also, under federal banking law, no cash dividend may be paid if the Bank is undercapitalized or insolvent or if payment of the cash dividend would render the Bank undercapitalized or insolvent, and no cash dividend may be paid by the Bank if it is in default of any deposit insurance assessment due to the FDIC. As a condition of its consent resolution with the FDIC, the Bank must obtain the FDIC’s consent to pay a cash dividend on any of its securities, including the common stock. Subject to these restrictions on the effect on capital, the payment of stock dividends will be considered by the Board of Directors when it is deemed prudent to do so.

Item 6 — Selected Financial Data

Not required for smaller reporting companies.

Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operation

The information is incorporated by reference to the Registrant’s annual report to shareholders for the fiscal year ended December 31, 2015, as filed with the FDIC.

Item 7A — Quantitative and Qualitative Disclosures About Market Risk

Not required for smaller reporting companies.

Item 8 — Financial Statements and Supplementary Data

Omitted, per general instruction G. The information required by Items 6 through 8 of Part II is incorporated by reference to the Registrant’s annual report to shareholders for the fiscal year ended December 31, 2015, as filed with the FDIC.

Item 9 — Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A — Controls and Procedures

As of December 31, 2015, the end of the period covered by this Annual Report on Form 10-K, the Bank’s management, including the Bank’s Chief Executive Officer and Principal Accounting Officer, evaluated the effectiveness of the Bank’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934). Based on that evaluation, the Bank’s Chief Executive Officer and Principal Accounting Officer each concluded that the Bank’s disclosure controls and procedures were effective as of December 31, 2015.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

The design of any system of controls is based in part upon certain assumptions about the likelihood of future events. There can be no assurance that any design will succeed in achieving its stated goal under every potential condition, regardless of how remote. In addition, the operation of any system of controls and procedures is dependent upon the employees responsible for executing it. While we have evaluated the operation of our disclosure controls and procedures and found them effective, there can be no assurance that they will succeed in every instance to achieve their objective.

Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act). Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

Because of the inherent limitations in any internal control, no matter how well designed, misstatements may occur and not be prevented or detected. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, the evaluation of the effectiveness of internal control over financial reporting was made as of a specific date, and continued effectiveness in future periods is subject to the risks that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies and procedures may decline.

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2015, based on the framework set forth in “Internal Control - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its evaluation, management concluded that, as of December 31, 2015, the Bank’s internal control over financial reporting was effective.

This annual report does not include an attestation report of the Bank’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Bank’s registered public accounting firm pursuant to a provision in the Dodd-Frank Act that exempts smaller reporting companies, like the Bank, from the requirement to provide the auditor’s attestation report.

Changes in Internal Control over Financial Reporting

There were no changes in the Bank’s internal controls over financial reporting during the fourth fiscal quarter of the fiscal year covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B — Other Information

None.

PART III

Item 10 — Directors, Executive Officers and Corporate Governance

Incorporated by reference to the Bank’s definitive Proxy Statement for the 2016 Annual Meeting of Shareholders, as filed with the FDIC Accounting and Securities Disclosure Section in April 2016.

The Bank has adopted a Code of Ethics that applies, among others, to its principal executive officer and principal financial officer. The Bank’s Code of Ethics is available to any person, without charge, upon written request submitted to Ms. Sue S. Stamey, Corporate Secretary, Carolina Trust Bank, 901 East Main Street, Lincolnton, North Carolina 28092.

Item 11 — Executive Compensation

Incorporated by reference to the Bank’s definitive Proxy Statement for the 2016 Annual Meeting of Shareholders, as filed with the FDIC Accounting and Securities Disclosure Section in April 2016.

Item 12 — Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Incorporated by reference to the Bank’s definitive Proxy Statement for the 2016 Annual Meeting of Shareholders, as filed with the FDIC Accounting and Securities Disclosure Section in April 2016.

The following table sets forth equity compensation plan information at December 31, 2015.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	192,479	$6.88	-0-
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	192,479	$6.88	-0-

A description of the Bank’s equity compensation plans is presented in Note N to the accompanying consolidated financial statements.

Item 13 — Certain Relationships and Related Transactions

Incorporated by reference to the Bank’s definitive Proxy Statement for the 2016 Annual Meeting of Shareholders, as filed with the FDIC Accounting and Securities Disclosure Section in April 2016.

Item 14 — Principal Accountant Fees and Services.

Incorporated by reference to the Bank’s definitive Proxy Statement for the 2016 Annual Meeting of Shareholders, as filed with the FDIC Accounting and Securities Disclosure Section in April 2016.

PART IV

Item 15 — Exhibits

NUMBER	DESCRIPTION
3.1	Articles of Incorporation (incorporated by reference from Exhibit 3(i) to Registrant’s Form 10-Q filed for the Quarterly Period ended September 30, 2010).
3.2	Articles of Amendment with respect to Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (incorporated by reference from Exhibit 3.1 to the Registrant’s Form 8-K filed on February 10, 2009 (the “2009 8-K”).
3.3	Bylaws (incorporated by reference from Exhibit 3(ii) to the Registration Statement on Form 10-SB filed April 2001 (the “Registration Statement”)).
4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4 from the Registration Statement).
4.2	Form of Warrant to Purchase Common Stock dated February 6, 2009 (incorporated by reference from Exhibit 4.1 to the 2009 8-K).
4.3	Form of Preferred Stock Certificate dated February 6, 2009 (incorporated by reference from Exhibit 4.1 to the 2009 8-K).
10.1	Lease Agreement for main office (incorporated by reference to Exhibit 10A from the Registration Statement).
10.2	2001 Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 10C from the Registration Statement).
10.3	2001 Incentive Stock Option Plan (incorporated by reference to Exhibit 10B from the Registration Statement).
10.4	Employment Agreement with Donald J. Boyer (incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10KSB for the year ended December 31, 2006).
10.5	2005 Nonstatutory Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10KSB for the year ended December 31, 2005).
10.6	2005 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10KSB for the year ended December 31, 2005).
10.7	Amendment One to Employment Agreement with Donald J. Boyer (incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10KSB for the year ended December 31, 2007)
10.8	Amendment Two to Employment Agreement with Donald J. Boyer (incorporated by reference from Exhibit 10.12 to the Form 10-K for the year ended December 31, 2008 (the “2008 10-K”)).
10.9	Supplemental Executive Retirement Plan (incorporated by reference from Exhibit 10.12 to the 2008 10-K).
10.10	Employment Agreement with Richard M. Rager (incorporated by reference from Exhibit 10.16 to the Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 10-K”)).
10.11	Amendment One to Employment Agreement with Richard M. Rager (incorporated by reference from Exhibit 10.17 to the 2012 10-K).
10.12	Amendment Two to Employment Agreement with Richard M. Rager (incorporated by reference from Exhibit 10.18 to the 2012 10-K).
10.13	Employment Agreement with Jerry L. Ocheltree
10.14	Amendment One to Employment Agreement with Jerry L. Ocheltree
10.15	Amendment Two to Employment Agreement with Jerry L. Ocheltree
10.16	Supplemental Executive Retirement Plan for Jerry L. Ocheltree
10.17	Amendment Three to Employment Agreement with Richard M. Rager
10.18	Amendment Three to Employment Agreement with Donald J. Boyer
13	Annual Report to Security Holders.
31.1	Rule 13a-14(a)/15d-14(a) Certification by Chief Executive Officer
31.2	Rule 13a-14(a)/15d-14(a) Certification by Principal Accounting Officer
32	Section 1350 Certifications

Signatures

In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAROLINA TRUST BANK

By:	/s/ Jerry L. Ocheltree	Date: March 23, 2016
Jerry L. Ocheltree
President and Chief Executive Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Jerry L. Ocheltree	Date: March 23, 2016
Jerry L. Ocheltree
President, Chief Executive Officer, and Director

/s/ Bryan Elliott Beal	Date: March 23, 2016
Bryan Elliot Beal
Director

Date: March 23, 2016
Terri Q. Blake
Director

/s/ Scott Craig Davis	Date: March 23, 2016
Scott Craig Davis
Director

/s/ Richard Darrell Gettys	Date: March 23, 2016
Richard Darrell Gettys
Director

/s/ Pamela C. Huskey	Date: March 23, 2016
Pamela C. Huskey
Director

/s/ Jennifer M. Mills	Date: March 23, 2016
Jennifer M. Mills
Director

Date: March 23, 2016
Nancy B. Paschall
Director

/s/ Johnathan L. Rhyne, Jr.	Date: March 23, 2016
Johnathan L. Rhyne, Jr.
Director

/s/ Joseph M. Rhyne III	Date: March 23, 2016
Joseph M. Rhyne III
Director

/s/ Frederick P. Spach, Jr.	Date: March 23, 2016
Frederick P. Spach, Jr.
Director

/s/ Jim R. Watson	Date: March 23, 2016
Jim R. Watson
Director

/s/ Rosalind N. Welder	Date: March 23, 2016
Rosalind N. Welder
Director

Exhibit 13

2015 Annual Report

Carolina Trust Bank

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “1995 Act”) provides a safe harbor for forward-looking statements made by or on our behalf. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of our management and on information available at the time these statements and disclosures were prepared.

This report includes forward-looking statements within the meaning of the 1995 Act. These statements are included throughout this report and relate to, among other things, projections of revenues, earnings, earnings per share, cash flows, capital expenditures, or other financial items, expectations regarding acquisitions, discussions of estimated future revenue enhancements, potential dispositions, and changes in interest rates. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins, profitability, liquidity, and capital resources. The words “believe”, “anticipate”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, and similar terms and phrases identify forward-looking statements in this report.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside of our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a number of factors. Factors that may cause actual results to differ materially from those expected include the following:

•	General economic conditions may deteriorate and negatively impact the ability of borrowers to repay loans and depositors to maintain balances;
•	General decline in the residential real estate construction and finance market;
•	Decline in market value of real estate in the Bank’s markets;
•	Changes in interest rates could reduce net interest income and/or the borrower’s ability to repay loans;
•	Competitive pressures among financial institutions may reduce yields and profitability;
•	Legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses that the Bank is engaged in;
•	Increased regulatory supervision could limit our ability to grow and could require considerable time and attention of our management and board of directors;
•	New products developed or new methods of delivering products could result in a reduction in business and income for the Bank;
•	The Bank’s ability to continue to improve operating efficiencies;
•	Natural events and acts of God such as earthquakes, fires and floods;
•	Loss or retirement of key executives; and
•	Adverse changes may occur in the securities market.

These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein. We caution readers not to place undue reliance on those statements, which speak only as of the date of this report.

Carolina Trust Bank

Report of Management

Dear Shareholders:

Your bank, Carolina Trust Bank (CTB), celebrated its 15-year anniversary in 2015 and had an exceptional year of growth in both loans and deposits. During the past 15 years, CTB has grown from a one branch bank in Lincolnton, North Carolina to nine branches located in southwestern North Carolina. We have branches in Lincoln, Catawba, Gaston and Rutherford counties and a loan production office in Mooresville, North Carolina. We continued our expansion in 2015 with the opening of a new full service office in Lake Lure and the conversion of our loan production office in Hickory to a full-service branch.

As mentioned above, 2015 was a year of exceptional growth. At December 31, 2015, the Company’s total assets were $334,049,000, total loans stood at $292,362,000, total deposits were $284,794,000 and total shareholder’s equity was $30,464,000. Compared with December 31, 2014:

➢	Total assets increased $41,008,000 or 14.0%;
➢	Total loans increased $47,716,000 or 19.5%;
➢	Total deposits increased $47,618,000 or 20.1%; and
➢	Total shareholder’s equity increased $657,000 or 2.2%.

Additionally, we continue to make significant improvement in our nonperforming and classified loan categories which allows us to reduce our overall allowance for loan and lease losses. Our nonperforming assets are at their lowest level since 2008, at $4,158,000 or 1.24% of total assets at December 31, 2015. This represents an 88 basis point reduction from 2.12% or $6,214,000 at December 31, 2014. Due to the continued credit quality improvement, the Bank’s allowance for loan losses totaled $3,723,000 or 1.27% of total loans at December 31, 2015, a reduction from $4,002,000 or 1.64% at December 31, 2014.

As a result of our strong loan growth, improving asset quality and strong net interest margin, the Bank reported net income available to common shareholders totaling $824,000, or $0.18 per diluted share for the year ending December 31, 2015.

The Bank remains well capitalized with total equity at year-end 2015 of $30.5 million, or 9.12% of total assets. Our tangible common equity-to-assets ratio was 8.30%, our common equity tier 1 capital ratio was 8.67%, and our leverage, Tier 1 and Total Capital ratios were 8.48%, 9.10% and 10.30%, respectively at year end.

As discussed above we have had an outstanding year and this was the result of the hard work and dedication from your board and the staff at Carolina Trust Bank. The employees at CTB are always willing to do whatever it takes to get the job done while also looking to provide the best service to the customers who they serve.

I would like to dedicate this report in the memory of Don Boyer, our former Chief Financial Officer and friend to everyone at the Bank. Don passed away on December 27, 2015, but he will always be in the heart and minds of his Carolina Trust family. Our wishes and prayers are with his family in these trying times.

I hope that you spend some time reading our Annual Report as it contains a lot of good and important information. Your comments and questions are most welcomed.

Thank you for your support and investment in Carolina Trust Bank.

Jerry L. Ocheltree

Carolina Trust Bank

Selected Financial and Other Data

In thousands, except share and per share data

	At or for the Years Ended
	December 31,
	2015	2014	2013	2012	2011

Summary of Operations:
Interest income	$14,905	$13,042	$12,815	$13,337	$13,019
Interest expense	2,311	1,951	2,140	2,876	4,055
Net interest income	12,594	11,091	10,675	10,461	8,964
Provision (recovery) for loan losses	(270)	(80)	2,285	2,367	2,729
Net interest income after provision for loan losses	12,864	11,171	8,390	8,094	6,235
Non-interest income	1,109	936	1,019	1,281	1,088
Non-interest expense	11,751	9,789	10,857	9,158	9,433
Income (loss) before income taxes	2,222	2,318	(1,448)	217	(2,110)
Provision (benefit) for income taxes	1,164	(4,539)	—	—	—
Net income (loss)	$1,058	$6,857	$(1,448)	$217	$(2,110)
Net income (loss) available (attributable) to common stockholders	$824	$6,630	$(1,639)	$146	$(2,296)

Per Share Data and Shares Outstanding Data:
Basic net income (loss) per common share	$0.18	$1.43	$(0.35)	$0.03	$(0.50)
Diluted net income (loss) per common share	0.18	1.42	(0.35)	0.03	(0.50)
Book value per common share at period end	6.00	5.87	4.25	4.84	4.81
Weighted average number of common shares outstanding:
Basic	4,645,408	4,635,096	4,634,565	4,634,379	4,619,568
Diluted	4,685,814	4,678,108	4,634,565	4,635,954	4,619,568
Shares outstanding at period end	4,646,225	4,635,422	4,634,702	4,634,482	4,624,262

Balance Sheet Data:
Total assets	$334,049	$293,041	$266,435	$271,051	$266,162
Loans receivable	292,362	244,646	223,891	221,480	209,900
Allowance for loan losses	3,723	4,002	4,066	4,773	4,366
Other interest-earning assets	25,341	29,677	28,619	30,751	38,801
Deposits	284,794	237,176	228,885	233,861	224,206
Borrowings	15,681	22,373	12,152	9,457	13,495
Stockholders’ equity	30,464	29,807	22,256	24,935	26,045

Selected Performance Ratios:
Return on average assets	0.33%	2.53%	(0.54%)	0.08%	(0.77%)
Return on average equity	3.46%	28.30%	(6.08%)	0.81%	(7.74%)
Net interest margin	4.20%	4.33%	4.22%	4.10%	3.52%
Net interest spread	4.06%	4.21%	4.11%	3.98%	3.34%
Noninterest income to average assets	0.35%	0.37%	0.38%	0.46%	0.40%
Noninterest expense to average assets	3.66%	3.63%	4.02%	3.28%	3.44%
Efficiency ratio (1)	85.75%	81.48%	92.85%	77.99%	93.84%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.74%	1.70%	1.70%	3.83%	3.00%
Allowance for loan losses to period-end loans	1.27%	1.64%	1.82%	2.16%	2.08%
Allowance for loan losses to nonperforming loans	172.85%	96.09%	106.92%	56.20%	69.21%
Nonperforming assets to total assets	1.24%	2.12%	2.70%	4.67%	3.97%
Net loan charge-offs (recoveries) to average loans outstanding	0.00%	(0.01%)	1.36%	0.93%	1.13%

Capital Ratios:
Common equity tier 1 capital ratio	8.67%	N/A	N/A	N/A	N/A
Total risk-based capital ratio	10.30%	11.03%	10.80%	11.86%	12.75%
Tier 1 risk-based capital ratio	9.10%	9.77%	9.54%	10.60%	11.49%
Tier 1 Leverage ratio	8.48%	9.02%	8.24%	8.61%	9.32%
Equity to assets ratio	9.12%	10.17%	8.35%	9.20%	9.79%
Other Data:
Number of banking offices	9	7	7	6	6
Number of full time equivalent employees	83	74	61	60	57

(1)    Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Carolina Trust Bank
Management’s Discussion and Analysis

The following is management’s discussion and analysis of the financial condition and results of operations of Carolina Trust Bank (the “Bank”) as of and for the years ended December 31, 2015 and 2014. The purpose of this discussion is to focus on important factors affecting our financial condition and results of operations. The discussion should be read in conjunction with the audited financial statements and related notes to assist in the evaluation of our 2015 performance.

DESCRIPTION OF BUSINESS

Carolina Trust Bank is a North Carolina state-chartered bank that commenced operations on December 8, 2000 in Lincolnton, North Carolina. We moved into our permanent headquarters in June 2001. We opened our first de novo branch in West Lincolnton in September 2002, and purchased a branch in Vale, ten miles west of Lincolnton, in March 2003. In September 2004, we expanded our market area to Denver, fifteen miles east of Lincolnton adjacent to Lake Norman, a rapidly growing and upscale commuter corridor for the Charlotte area, by opening a de novo branch. In 2007, we opened a loan production office in Forest City, NC in Rutherford County and a de novo branch in Boger City on the east side of Lincolnton. In October 2009, we acquired Carolina Commerce Bank, which had one office in Gastonia, NC. We merged Carolina Commence Bank with and into our bank and their former headquarters is now operated as a full service branch of Carolina Trust Bank. In February of 2012, the Bank opened a loan production office in Hickory, NC in Catawba County and in August of 2013, the loan production office in Forest City was converted in to a full service branch. In November 2014 the Bank opened a loan production office in Mooresville, NC. In March of 2015 the Bank opened a de novo branch in Lake Lure, NC in Rutherford County and converted the loan production office in Hickory into a full service branch.

We are the only independent publicly held bank, headquartered in Lincoln County, which is adjacent to the Charlotte/Rock Hill/Gastonia Metropolitan Statistical Area. Our headquarters and Denver (Lake Norman) offices are both approximately twenty-five miles northwest of Charlotte’s Douglas International Airport.

At December 31, 2015, we had total assets of $334,049,000, net loans of $288,639,000, deposits of $284,794,000, and stockholders’ equity of $30,464,000. Net income for the year ended December 31, 2015 was $1,058,000 and after preferred stock dividends, net income available to common shareholders was $824,000, or $0.18 per diluted share.

Our executive and lending officers and some of our directors have many years of experience in commercial banking and insurance in the Lincoln County market as well as Gastonia and Gaston County to the immediate south, Hickory and Catawba County to the immediate north and Cleveland and Rutherford Counties to the west. Our President and Chief Executive Officer, Jerry L. Ocheltree, was formerly the President and Chief Executive Officer for First Bank in Southern Pines, North Carolina and also served as chair of the North Carolina’s Bankers Association for 2012-2013. Richard M. Rager, our Executive Vice President and Chief Credit Officer, has been involved in bank lending since 1981, including service with the Federal Deposit Insurance Corporation in the evaluation of problem loans.

The primary purpose of the Bank is to serve the banking needs of individuals and businesses in Lincoln County and surrounding areas. We emphasize personalized service, access to decision makers, and a quick response on lending decisions. We have been, and intend to remain, a community-focused financial institution offering a full range of financial services to small-to medium-sized businesses, professionals, and individual consumers in our community. The Bank offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage, and personal loans; safe deposit boxes; and other associated services.

Carolina Trust Bank
Management’s Discussion and Analysis

Our website is located at http://www.carolinatrust.com. Carolina Trust Bank is a member of the Federal Home Loan Bank of Atlanta and its deposits are insured up to applicable limits by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. The address of our headquarters is 901 East Main Street, Lincolnton, North Carolina 28092, and our telephone number is (704) 735-1104.

CRITICAL ACCOUNTING ESTIMATES

General

The Bank’s financial statements are prepared in accordance with US GAAP and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates, which in the case of the determination of our allowance for loan losses, deferred tax assets, and foreclosed assets have been critical to the determination of our financial position and results of operations.

Management considers accounting estimates to be critical to reported financial results if (i) the accounting estimate requires management to make assumptions about matters that are highly uncertain and (ii) different estimates that management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, could have a material impact on the Company’s financial statements.

Allowance for Loan Losses

The most critical estimate concerns the Bank’s allowance for loan losses. The Bank records provisions for loan losses based upon known problem loans and estimated probable losses in the existing loan portfolio. The Bank’s methodology for assessing the appropriations of the allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans and a formula allowance for the remainder of the portfolio.

The Bank considers the allowance for loan and lease losses of $3,723,000 appropriate to cover losses inherent in the loan and lease portfolio as of December 31, 2015. However, no assurance can be given that the Bank will not in any particular period, sustain loan and lease losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan and lease portfolio, in light of factors then prevailing, including economic conditions, the Bank’s ongoing credit review process or regulatory requirements, will not require significant changes in the allowance for loan and lease losses. Among other factors, a prolonged economic slowdown and/or a decline in commercial or residential real estate values in the Bank’s market may have an adverse impact on the current adequacy of the allowance for loan and lease losses by increasing credit risk and the risk of potential loss.

The total allowance for loan and lease losses is generally available to absorb losses from any segment of the portfolio. The allocation of the Bank’s allowance for loan and lease losses disclosed in the asset quality table is subject to change based on the changes in criteria used to evaluate the allowance and is not necessarily indicative of the trend or future losses in any particular portfolio.

The discussion and analysis included in this section contains detailed information regarding the Bank’s allowance for loan and lease losses, net charge-offs, non-performing assets, past due loans and leases and potential problem loans and leases. Included in this data are numerous portfolio ratios that must be carefully reviewed in relation to the nature of the underlying loan and lease portfolios before appropriate conclusions can be reached regarding the Bank or for purposes of making comparisons to other banks. Most of the Bank’s non-performing assets and past due loans are secured by real estate. Given the nature of these assets and the related mortgage foreclosure and property sale, it can take 12 months or longer for a loan to migrate from initial delinquency to final disposition. This resolution process generally takes much longer for loans secured by real estate than for unsecured loans or loans secured by other property primarily due to state real estate foreclosure laws.

Carolina Trust Bank
Management’s Discussion and Analysis

Deferred Taxes

The Bank uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance may be established. Management considers the determination of this valuation allowance to be a critical accounting policy due to the need to exercise significant judgment in evaluating the amount and timing of recognition of deferred tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change. A valuation allowance for deferred tax assets may be required if the amounts of taxes recoverable through loss carry backs decline, or if we project lower levels of future taxable income. If such a valuation allowance is deemed necessary in the future, it would be established through a charge to income tax expense that would adversely affect our operating results.

Foreclosed Assets

Foreclosed assets represent properties and equipment acquired through foreclosure or physical repossession. Appraisals are obtained at the time of foreclosure and any necessary write-downs to fair value at the time of transfer to foreclosed assets are charged to the allowance for loan losses. Subsequent to foreclosure, we periodically evaluate the value of foreclosed assets held for sale and record an impairment charge for any subsequent declines in fair value less selling costs. Subsequent declines in value are charged to operations. Fair value is based on our assessment of information available to us at the end of a reporting period and depends upon a number of factors, including our historical loss experience, economic conditions, and issues specific to individual properties. Our evaluation of these factors involves subjective estimates and judgments that may change.

FINANCIAL CONDITION

At December 31, 2015, the Company’s total assets were $334,049,000, total loans stood at $292,362,000, total investments were $22,933,000, total deposits were $284,794,000 and total shareholder’s equity was $30,464,000. Compared with December 31, 2014, total assets increased $41,008,000 or 14.0%, total loans increased $47,716,000 or 19.5%, total investments decreased $2,311,000 or 9.2%, total deposits increased $47,618,000 or 20.1% and total shareholder’s equity increased $657,000 or 2.2%.

Capital for the Bank exceeded “well-capitalized” requirements for each of the four primary capital levels monitored by state and federal regulators. As of December 31, 2015, the Bank’s common equity tier 1 capital ratio was 8.67%; tier 1 risk-based capital ratio was 9.10%; total risk-based capital ratio was 10.30%; and the tier 1 leverage ratio was 8.48%.

RESULTS OF OPERATIONS

The Bank is reporting net income available to common shareholders of $824,000, or $0.18 per diluted common share for the year ended December 31, 2015, a reduction of $5,806,000 and 88% as compared to the year ended December 31, 2014. The Bank’s net income for 2014 included recognition of an income tax benefit of $5,400,000 in the fourth quarter resulting from the Bank’s reversal of its deferred tax asset valuation allowance. Pre-tax net income decreased $96,000 or 4% for the year ended December 31, 2015 as compared to the same prior year period. Before payment of dividends on preferred shares, the Bank earned $1,058,000 for the year ended December 31, 2015. Return on average total assets was 0.33% and return on average shareholder’s equity was 3.46% for the year ended December 31, 2015.

Carolina Trust Bank
Management’s Discussion and Analysis

Select financial highlights for 2015:

•	2015 pre-tax earnings of $2,222,000, a 4% or $96,000 decrease as compared to 2014.

•	Increase in total loans outstanding of $47,716,000 or 19.5% over the prior year.

•	Increase in total deposits outstanding of $47,618,000 or 20.1%.

•	Increase in net interest income of $1,503,000 or 13.6% as compared to the prior year.

•	Total nonperforming assets (“NPAs”) decreased $2,056,000 from $6,214,000 at December 31, 2014 to $4,158,000 at December 31, 2015. This resulted in an 88 basis point reduction in the Bank’s NPAs as a percentage of total assets, from 2.12% at December 31, 2014 to 1.24% at December 31, 2015.

•	The Bank’s Allowance for Loan and Lease Losses (“ALLL”) to total loans decreased from 1.64% at December 31, 2014 to 1.27% at December 31, 2015 due to continued improved credit quality as demonstrated by the reduction in NPAs and charge-offs.

Net Interest Income

Net interest income was $12,594,000 for the year ended December 31, 2015, an increase of $1,503,000 or 13.6% as compared to December 31, 2014. Average interest-earning assets for 2015 were $300,141,000; an increase of $44,015,000 from 2014. For 2015, loans and investment securities represented 90.43% and 8.12% respectively of average total interest earning assets for the year, while for 2014 loans and investment securities represented 88.47% and 9.73% respectively of average total interest-earning assets for the year. Offsetting the effect of the increase in interest earning assets on net interest spread and net interest margin was a decrease in accretion to income of discounts associated with the fair market valuations of the loans acquired in the merger with Carolina Commerce Bank in the fourth quarter of 2009. The total accretion of loan fair value adjustments for 2015 and 2014 were $10,000 and $11,000, respectively. The average yield on total interest-earning assets decreased by 12 basis points to 4.97% in 2015 compared to 5.09% for 2014 and the average rate of interest paid on interest-bearing liabilities increased by 2 basis points to 0.91% in 2015, compared to 0.89% in 2014. For the year ended December 31, 2015, the net interest spread was 4.06% compared to 4.20% for the year ended December 31, 2014, a decrease of 14 basis points. The net interest margin was 4.20% for the year ended December 31, 2015 compared to 4.33% for the year ended December 31, 2014, a decrease of 13 basis points. The decrease in the Bank’s net interest margin year over year was primarily due to significant pressure on asset yields from the current prolonged low interest rate environment.

Asset Quality

We continue to make improvement in our nonperforming and classified loan categories which has allowed us to reduce the balance of our overall allowance for loan and lease losses during the fiscal years ended December 31, 2015 and 2014. The Bank’s ratio of non-performing assets as a percentage of total assets decreased 88 basis points to 1.24% as compared to the 2.12% reported at December 31, 2014. In comparison to the prior year, nonaccrual loans decreased $1,944,000 and foreclosed assets decreased $54,000. There were net loan charge-offs of $9,000 in 2015 and net loan recoveries of $16,000 in 2014.

The Bank recorded a negative $270,000 provision for loan losses in 2015 as compared to the negative $80,000 provision made in 2014. The ratio of allowance for loan and lease losses as a percentage of total loans decreased from 1.64% at December 31, 2014 to 1.27% at December 31, 2015. At December 31, 2015, the Bank’s total reserves amounted to $3,723,000; of which $214,000 are specific reserves on impaired loans and $3,509,000 are general reserves to cover inherent risks in the loan portfolio. Total reserves represented 182% of the non-accrual loan balances as of December 31, 2015 as compared to 100% reported at December 31, 2014.

Carolina Trust Bank
Management’s Discussion and Analysis

Noninterest Income

Like most financial institutions, the primary component of earnings for the Bank is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of non-interest-bearing liabilities and capital.

For the year ended December 31, 2015, noninterest income was $1,109,000, a $173,000 or 18.5% increase when compared to the prior year. Overdraft fees increased $76,000 or 24.8%, interchange fee income increased $55,000 or 17.0% and customer service fees increased $27,000 or 61.4% year over year. The Bank also recorded a 20.0% or $15,000 increase in mortgage fee income. Management remains focused on business development efforts to generate additional sources of non-interest income.

Noninterest Expense

Noninterest expense for the year ended December 31, 2015 totaled $11,751,000, up $1,962,000 or 20% as compared to the $9,789,000 recorded for the year ended December 31, 2014. Specific items to note are as follows:

•	Compensation expense increased $1.5 million in comparison to 2014 as the result of equity and merit increases for all employees and new production oriented positions which contributed to the continued loan growth for the bank. As a result of the increased number of employees, the bank also saw increases in performance bonuses, health insurance and 401(K) expense.

•	Furniture, fixtures and equipment increased $137,000 or 38.3% due to an improvement and enhancement of our corporate-wide network and telecommunications infrastructure and new software tools.

•	Data processing expense increased $71,000 or 12.0% due to increased customer transactions across all business lines.

•	Professional fees increased $49,000 or 18.0% primarily due to consulting expenses related to strategic planning, compliance support, compensation, and accounting services.

•	Marketing expenses increased $82,000 or 132.3% due to advertising campaigns surrounding mobile banking and new product initiatives.

•	Foreclosed asset expense decreased year over year by $114,000 or19.5%.

Managing noninterest expense is a key area of focus for senior management as we head into 2016. We have successfully added experienced lenders in key markets and do not anticipate any significant increases in new personnel for 2016. Additionally, the increased equipment and software costs were critical as we bring our infrastructure up to date with customer expectations. We are pleased with the overall reduction in foreclosed asset expense as compared to last year and we anticipate further reductions as we continue to reduce the number of assets in that portfolio.

Provision for Income Taxes

The Bank recorded income tax expense of $1,164,000 in 2015 resulting in an effective tax rate of 52%, as compared to an income tax benefit of $4,539,000 in 2014. The effective tax rate for the year was elevated above normal levels due to the write-off of an expired NOL relating to the Carolina Commerce Bank acquisition totaling $235,000 as well as an approximate $100,000 reduction in the deferred tax asset due to the State of North Carolina reducing its corporate tax rate to 4% for 2016. The tax benefit recorded for 2014 included recognition of a tax benefit of $5,400,000 in the fourth quarter resulting from the Bank’s reversal of its deferred tax asset valuation allowance.

Carolina Trust Bank
Management’s Discussion and Analysis

NET INTEREST INCOME

Average Balances and Average Rates Earned and Paid. The following table sets forth, for the years ended December 31, 2015 and 2014, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and ratio of average interest-earning assets to average interest-bearing liabilities. Non-accrual loans have been included in determining average loans and did not have a material impact on net interest income.

	For the Years Ended December 31,
	2015			2014			2013

		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Interest	Average	Income/	Interest	Average	Income/	Interest
	Balance	Expense	Rate(1)	Balance	Expense	Rate(1)	Balance	Expense	Rate(1)
	(Dollars in thousands)

Interest-earning assets:
Loans(2)	$271,404	$13,897	5.12%	$226,607	$12,049	5.32%	$219,762	$11,924	5.43%
Investment securities available for sale	24,358	948	3.89%	24,923	926	3.72%	25,575	813	3.18%
Other interest-earning assets	4,379	60	1.37%	4,596	67	1.46%	7,733	78	1.01%
Total interest-earning assets	300,141	14,905	4.97%	256,126	13,042	5.09%	253,070	12,815	5.06%
Other assets	20,813			14,890			17,371

Total Assets	$320,954			$271,016			$270,441

Interest-bearing liabilities Deposits:
Savings, NOW and money market deposits	$95,899	$210	0.22%	$88,887	208	0.23%	$95,775	289	0.30%
Time deposits $250,000 or more	36,348	479	1.32%	14,479	195	1.35%	12,821	195	1.52%
Other time deposits	108,801	1,437	1.32%	105,367	1,330	1.26%	106,028	1,450	1.37%
Capital lease obligation	352	25	7.10%	396	28	7.07%	438	31	7.08%
Other interest-bearing liabilities	13,958	160	1.15%	11,208	190	1.70%	8,320	175	2.10%
Total interest-bearing liabilities	255,358	2,311	0.91%	220,337	1,951	0.89%	223,382	2,140	0.96%

Non-interest bearing deposits	30,428			22,953			19,118
Other liabilities	4,616			3,493			4,122
Stockholders’ equity	30,552			24,233			23,819

Total liabilities and stockholders’ equity	$320,954			$271,016			$270,441

Net interest income and interest rate spread (3)		$12,594	4.06%		$11,091	4.20%		$10,675	4.10%

Net yield on average interest-earning assets (4)			4.20%			4.33%			4.22%

Ratio of interest-earning assets to interest-bearing liabilities	117.54%			116.24%			113.29%

(1)  All rates/yields are annualized based on average daily balances.

(2)  Interest income on loans and average rates are affected by accretion of fair value discounts in 2015 and 2014.

(3)  Represents the difference between the yield on total average earning assets and the cost of total interest-bearing liabilities.

(4)  Represents the ratio of net interest-earnings to the average balance of interest earning assets.

Carolina Trust Bank
Management’s Discussion and Analysis

RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate. Interest income on loans is affected by accretion of fair value discounts in 2015 and 2014.

	Years Ended
	December 31, 2015 vs. 2014
	Increase (Decrease) Due to
In thousands	Volume	Rate	Net

Interest income:
Loans	$2,274	$(426)	$1,848
Investment securities	(20)	42	22
Other interest-earning assets	(3)	(4)	(7)

Total interest income	2,251	(388)	1,863

Interest expense:
Deposits:
Savings, NOW and money market deposits	11	(9)	2
Time deposits $250,000 or more	288	(5)	283
Other time deposits	41	157	198
Capital lease obligation	(6)	—	(6)
Other interest-bearing liabilities	94	(124)	(30)

Total interest expense	428	19	447

Net interest income increase (decrease)	$1,823	$(407)	$1,416

Carolina Trust Bank
Management’s Discussion and Analysis

Interest Rate Sensitivity

The Bank’s results of operations depend substantially on its net interest income. Like most financial institutions, the Bank’s interest income and cost of funds are affected by general economic conditions and by competition in the marketplace.

The purpose of asset/liability management is to provide stable net interest income growth by protecting the Bank’s earnings from undue interest rate risk, which arises from volatile interest rates and changes in the balance sheet mix, and by managing the risk/return relationships between liquidity, interest rate risk, market risk, and capital adequacy. The Bank maintains, and has complied with, a Board-approved asset/liability management policy that provides guidelines for controlling exposure to interest rate risk by utilizing the following ratios and trend analysis: liquidity, equity, volatile-liability dependence, portfolio maturities, maturing assets and maturing liabilities. The Bank’s policy is to control the exposure of its earnings to changing interest rates by generally endeavoring to maintain a position within a narrow range around an “earnings neutral position,” which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes.

When suitable lending opportunities are not sufficient to utilize available funds, the Bank has generally invested such funds in securities, primarily securities issued by governmental agencies and government sponsored agencies. The securities portfolio contributes to the Bank’s profits and plays an important part in overall interest rate management. However, management of the securities portfolio alone cannot balance overall interest rate risk. The securities portfolio must be used in combination with other asset/liability techniques to actively manage the balance sheet. The primary objectives in the overall management of the securities portfolio are safety, liquidity, yield, asset/liability management (interest rate risk), and investing in securities that can be pledged for public deposits.

In reviewing the needs of the Bank with regard to proper management of its asset/liability program, the Bank’s management estimates its future needs, taking into consideration, estimated loan and deposit increases (due to increased demand through marketing) and forecasted interest rate changes.

The analysis of an institution’s interest rate gap (the difference between the re-pricing of interest-earning assets and interest-bearing liabilities during a given period of time) is a standard tool for the measurement of exposure to interest rate risk. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2015 which, are projected to re-price or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which re-price or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate re-pricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments, which will be received throughout the lives of the Mortgage Backed Investment Securities. The interest rate sensitivity of the Bank’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

Carolina Trust Bank
Management’s Discussion and Analysis

The following table presents the Bank’s interest sensitivity gap between interest-earning assets and interest-bearing liabilities for the period indicated.

	Terms to repricing at December 31, 2015
Dollars in thousands	Within 3 Months	4 to 12 Months	1 Year to 5 Years	Over 5 Years	Total

INTEREST-EARNING ASSETS:
Loans receivable:
Adjustable rate	$119,599	$—	$—	$—	$119,599
Fixed rate	5,125	10,343	128,191	29,105	172,764
Investment securities available for sale	3,203	1	62	19,667	22,933
Interest-earning deposits in other banks	—	—	748	750	1,498
Federal funds sold	23	—	—	—	23
Stock in FHLB of Atlanta	—	—	—	817	817

Total interest-earning assets	$127,950	$10,344	$129,001	$50,339	$317,634

INTEREST-BEARING LIABILITIES:
Deposits:
Savings, NOW and money market	$100,458	$—	$—	$—	$100,458
Time deposits $250,000 or more	3,207	7,145	31,509	—	41,861
Other time deposits	11,413	32,910	65,590	—	109,913
Capital lease obligation	14	43	269	—	326
Advances from FHLB	5,000	6,000	2,000	—	13,000

Total interest-bearing liabilities	$120,092	$46,098	$99,368	$—	$265,558

Interest sensitivity gap per period	$7,858	$(35,754)	$29,633	$50,339	$52,076

Cumulative interest sensitivity gap	$7,858	$(27,896)	$1,737	$52,076	$52,076

Cumulative gap as a percentage of total interest-earning assets	2.47%	(8.78%)	0.55%	16.39%	16.39%

Cumulative interest-earning assets as a percentage of interest-bearing liabilities	106.54%	83.21%	100.65%	119.61%	119.61%

Capital Resources

Future growth and expansion of the Bank are dictated by the ability to create capital, which is generated principally by retained earnings. Adequacy of the Bank’s capital is also monitored to ensure compliance with regulatory requirements. One of management’s primary objectives is to maintain a strong capital position in order to warrant confidence from customers, investors, bank regulators and stockholders. A measure of capital position is capital adequacy, defined as the amount of capital needed to maintain future asset growth and absorb unforeseen losses. Regulators consider a variety of factors in determining an institution’s capital adequacy, including quality and stability of earnings, asset quality, guidance and expertise and liquidity. Regulatory guidelines place an emphasis on stockholders’ equity in relationship to total assets adjusted for risk.

In July 2013, the Federal Reserve issued final rules to include technical changes to its market risk capital rules to align them with the Basel III regulatory capital framework and meet certain requirements of the Dodd-Frank Act. Effective January 1, 2015, the final rules require the Bank to comply with the following

Carolina Trust Bank
Management’s Discussion and Analysis

minimum capital ratios: (i) a new common equity Tier 1 capital ratio of 4.5% of risk-weighted assets; (ii) a Tier 1 capital ratio of 6.0% of risk-weighted assets (increased from the prior requirement of 4.0%); (iii) a total capital ratio of 8.0% of risk-weighted assets (unchanged from the prior requirement); and (iv) a leverage ratio of 4.0% of total assets (unchanged from the prior requirement). These are the initial capital requirements, which will be phased in over a four-year period. When fully phased in on January 1, 2019, the rules will require the Bank to maintain (i) a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% common equity Tier 1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of common equity Tier 1 to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the 2.5% capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of total capital to risk-weighted assets of at least 8.0%, plus the 2.5% capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation), and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average assets.

The capital conservation buffer requirement will be phased in beginning January 1, 2016, at 0.625% of risk-weighted assets, increasing by the same amount each year until fully implemented at 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of common equity Tier 1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall.

Management considers the Bank to be well-capitalized and expects to be able to meet future needs caused by growth and expansion, as well as capital requirements implemented by the regulatory agencies.

Beginning January 1, 2015, the Company calculates its regulatory capital under the U.S. Basel III Standardized Approach. The Company calculated regulatory capital measures for periods prior to 2015 under previous regulatory requirements.

	At December 31, 2015
	Actual Ratio	Minimum Requirement	Well-Capitalized Requirement

Common equity tier 1 capital ratio	8.67%	4.50%	6.50%
Total risk-based capital ratio	10.30%	8.00%	10.00%
Tier 1 risk-based capital ratio	9.10%	6.00%	8.00%
Tier 1 leverage ratio	8.48%	4.00%	5.00%

Troubled Asset Relief Program

In February 2009, in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program, established as part of the Emergency Economic Stabilization Act of 2008, Carolina Trust Bank issued to the U.S. Treasury 4,000 shares of Carolina Trust Bank Fixed Rate Non-Cumulative Perpetual Preferred Stock for $4,000,000. The Preferred Stock paid non-cumulative dividends at a rate of 5% for the first five years and thereafter at a rate of 9% per year. The dividend rate changed from 5% to 9% on February 16, 2014. In November 2012, the U.S. Treasury sold the Bank’s preferred stock to several private investors in a Dutch auction process. The Bank had designated a third party bidder to act on its behalf pursuant to the rules of the Dutch auction. In December 2012, pursuant to its agreement with the third party bidder, the Bank in turn repurchased 35% of the preferred stock or $1.4 million at a discount of 14.7% or $1,194,000 from one of the investors, the same price at which the bidder had purchased the preferred stock

Carolina Trust Bank
Management’s Discussion and Analysis

from the U.S. Treasury. All scheduled dividends have been paid for 2014 and 2015. As part of its purchase of the Preferred Stock, the Treasury Department received a warrant to purchase 86,957 shares of Carolina Trust Bank’s common stock at an initial per share exercise price of $6.90. In June of 2013, the U.S. Treasury Department sold the warrants to private investors in a Dutch auction process.

Liquidity

The Bank’s liquidity is a measure of its ability to fund loans, withdrawals and maturities of deposits, and other cash outflows in a cost effective manner. The Bank’s principal sources of liquidity are deposits, scheduled payments and prepayments of loan principal, maturities of investment securities, access to liquid assets, and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Liquid assets, which consist of cash and due from banks, interest-earning deposits with banks, certificates of deposits with banks, federal funds sold and investment securities classified as available for sale, comprised 8.75% and 11.78% of total assets at December 31, 2015 and December 31, 2014, respectively.

Should the need arise; management believes the Bank would have the capability to sell securities classified as available for sale or to borrow funds as necessary. The Bank has established credit lines with other financial institutions to purchase up to $11.4 million in federal funds, with $2.4 million outstanding against these credit lines at December 31, 2015 and no borrowings outstanding at December 31, 2014. The Bank has also established a credit line with the Federal Home Loan Bank of Atlanta. The credit line is secured by a portion of the Bank’s loan portfolio that qualifies under FHLB guidelines as eligible collateral. Total availability, based on collateral pledged at December 31, 2015 was $58.8 million, of which $13.0 million was advanced.

Total deposits were $284,794,000 and $237,176,000 at December 31, 2015 and December 31, 2014 respectively. Time deposits, which are the only deposit accounts that have stated maturity dates, are generally considered to be rate sensitive. Time deposits represented 53.29% and 53.06% of total deposits at December 31, 2015 and December 31, 2014 respectively. Time deposits of $250,000 or more represented 14.70% and 8.55% of the Bank’s total deposits at December 31, 2015 and December 31, 2014, respectively. At December 31, 2015 and December 31, 2014 the Bank had brokered time deposits of $27,330,000 and $7,644,000 respectively. Management does accept time deposits from outside the Bank’s local market area when such funding sources are necessary to fund growth and the rates paid are comparable to rates offered to retail customers or lower. Management believes most time deposits are relationship-oriented. While the Bank will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention. Based upon prior experience, the Bank anticipates that a substantial portion of outstanding certificates of deposit will renew upon maturity.

Management believes that the Bank’s current sources of funds provide adequate liquidity for its current cash flow needs.

ASSET QUALITY

Summary of Allowance for Loan and Lease Losses

The allowance for loan and lease losses represents management’s estimate of an amount adequate to provide for probable losses inherent in the loan portfolio. Management determines the allowance for loan losses based on a number of factors, including a review and evaluation of the Bank’s loan portfolio and current and projected economic conditions locally and nationally. The allowance is monitored and analyzed in conjunction with the Bank’s loan analysis and grading program and provisions for loan losses are made to maintain the balance of the allowance for loan losses at a level that is appropriate in light of

Carolina Trust Bank
Management’s Discussion and Analysis

the risk inherent in the Bank’s loan portfolio. The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance. The provision for loan losses is the amount necessary to adjust the allowance for loan losses to the amount that management has determined to be adequate to provide for potential losses inherent in the loan portfolio.

The Bank recorded negative loan loss provisions totaling $270,000 and $80,000 for the years ended December 31, 2015 and December 31, 2014, respectively, based upon improving credit quality trends, including lower nonperforming assets, lower charge-off levels and lower classified asset levels. Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that future charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period, or that future evaluations of the loan portfolio based on conditions then prevailing will not require sizable additions to the allowance, thus necessitating similarly sizable charges to income. Based on its best judgment, evaluation, and analysis of the loan portfolio, management believes the level of the allowance for loan losses to be appropriate in light of the risk inherent in the Bank’s loan portfolio for the reporting periods.

The following table represents the Company’s activity in its allowance for loan losses:

Analysis Of The Allowance For Loan Losses

Dollars in thousands	2015	2014	2013	2012	2011
Balance at January 1	$4,002	$4,066	$4,773	$4,366	$3,850
Recoveries:
Commercial real estate	141	276	112	50	35
Commercial	95	23	43	8	6
Residential mortgage	—	1	34	37	43
Consumer	12	6	8	6	6
Total Recoveries	248	306	197	101	90
Charged-off loans:
Commercial real estate	(108)	(226)	(1,331)	(1,377)	(1,650)
Commercial	—	(18)	(1,546)	(11)	(171)
Residential mortgage	(132)	—	(62)	(415)	(299)
Consumer	(17)	(46)	(250)	(258)	(183)
Total Charge-offs	(257)	(290)	(3,189)	(2,061)	(2,303)
Net charge-offs	(9)	16	(2,992)	(1,960)	(2,213)
Provision for loan losses	(270)	(80)	2,285	2,367	2,729
Balance at December 31	$3,723	$4,002	$4,066	$4,773	$4,366

Ratio of allowance to total loans outstanding at end of year	1.27%	1.64%	1,82%	2.16%	2.08%
Ratio of net charge-offs to average loans outstanding during the period	0.00%	(0.01%)	1.36%	0.93%	1.13%

The balance in the allowance and the allowance as a percentage of loans decreased during 2015 when compared to 2014 due to the following:

•	61% reduction in the specific reserve for total impaired loans.
•	Downward trend in classified loans, non-accrual loans, past due loans and loan losses.
•	Decrease in the loan loss history ratio due to the factors listed above.

Potential problem loans consist of loans that are performing in accordance with contractual terms, but for which management has concerns about the ability of an obligor to continue to comply with repayment terms, because of the obligor’s potential operating or financial difficulties. Management monitors these

Carolina Trust Bank
Management’s Discussion and Analysis

loans closely and reviews their performance on a regular basis. These loans do not meet the standards for, and are therefore not included in, non-performing assets. A summary of potential problem loans follows:

Potential Problem Loans
	December 31, 2015		December 31, 2014
Category	Number	Balance	Number	Balance
Commercial real estate	14	$3,145,000	13	$2,190,000
Home equity lines	10	1,699,000	10	1,157,000
Residential mortgage	20	3,669,000	20	2,748,000
Commercial & Industrial	6	1,629,000	4	571,000
Consumer	5	195,000	3	34,000
Construction/land development	1	516,000	3	605,000
Total	56	$10,853,000	53	$7,305,000

The following table summarizes the allocation for loan losses for the past five years ended December 31. The percentage in the table below refers to the percent of loans outstanding in each category to total loans at the years ended.

Dollars in thousands	2015		2014		2013		2012		2011
	$	%	$	%	$	%	$	%	$	%

Commercial real estate	2,302	56.57	2,456	53.07	2,498	51.09	2,994	51.21	3,155	47.91
Commercial	570	14.93	705	15.32	516	14.20	1,028	14.05	495	14.36
Residential mortgage	505	16.18	464	18.46	547	20.25	504	19.50	383	20.70
Home equity lines	336	10.95	361	11.69	501	12.60	242	13.32	308	14.94
Consumer - other	10	1.37	16	1.46	4	1.86	5	1.92	25	2.09
Balance at December 31	3,723	100.00	4,002	100.00	4,066	100.00	4,773	100.00	4,366	100.00

Non-Performing Assets (“NPAs”)

Non-performing assets include non-accrual loans, loans past due 90 days or more and still accruing, and foreclosed assets. A loan will be placed on nonaccrual status when collection of all principal or interest is deemed unlikely. A loan will be placed on nonaccrual status automatically when principal or interest is past due 90 days or more, unless the loan is both well secured and in the process of being collected. In this case, the loan will continue to accrue interest despite its past due status.

Foreclosed assets represent properties and equipment acquired through foreclosure or physical possession. Appraisals are obtained at the time of foreclosure and any necessary write-downs to fair value at the time of transfer to foreclosed assets are charged to the allowance for loan losses.

Based on generally accepted accounting standards for receivables, a loan is impaired when, based on current information and events, it is likely that a creditor will be unable to collect all amounts, including both principal and interest, due according to the contractual terms of the loan agreement.

The Company’s ratio of NPAs to total assets decreased 88 basis points to 1.24% as compared to 2.12% reported at December 31, 2014. In comparison to the prior year, nonaccrual loans decreased $1,944,000, loans past due 90 days or more and still accruing interest decreased $58,000 and foreclosed assets decreased $54,000.

Carolina Trust Bank
Management’s Discussion and Analysis

Non-performing assets for the five years ended December 31, 2015 are detailed as follows:

Dollars in thousands	2015	2014	2013	2012	2011
Nonaccrual loans	$2,047	$3,991	$3,286	$8,494	$6,297
Past due 90 days and accruing interest	117	175	517	—	2
Total nonperforming loans	$2,164	$4,166	$3,803	$8,494	$6,299
Foreclosed properties	1,994	2,048	3,908	4,169	4,271
Total nonperforming assets	$4,158	$6,214	$7,711	$12,662	$10,658

Nonperforming assets to total assets	1.24%	2.12%	2.89%	4.67%	3.97%

Troubled Debt Restructurings

A restructured loan is a loan in which the original contract terms have been modified due to a borrower’s financial condition or there has been a transfer of assets in full or partial satisfaction of the loan. A modification of original contractual terms is generally a concession to a borrower that a lending institution would not normally consider. One troubled debt restructuring in the amount of $128,000 is included in the loans on nonaccrual status for 2015 and two troubled debt restructurings totaling $629,000 are included in the loans on nonaccrual status for 2014.

Accruing troubled debt restructurings for the five years ending December 31, 2015 are as follows:

Dollars in thousands	2015	2014	2013	2012	2011
Accruing troubled debt restructurings	$4,725	$4,242	$2,840	$2,438	$2,984

Loan Portfolio

Our total gross loans were $292,362,000 at December 31, 2015, an increase of $47,716,000 or 19.5% from the $244,646,000 reported one year earlier. The loan portfolio primarily consists of real estate (including real estate term loans, construction loans and other loans secured by real estate), commercial, and loans to individuals for household, family and other consumer purposes. We adjust the mix of lending and the terms of our loan programs according to economic and market conditions, asset/liability management considerations and other factors. Loans typically are made to businesses and individuals within our primary market area, most of whom maintain deposit accounts with the Bank. There is no concentration of loans exceeding 10% of total loans that is not disclosed in the Financial Statements and the Notes to the Financial Statements or discussed below.

Carolina Trust Bank

Management’s Discussion and Analysis

The following table summarizes the loan portfolio by category for the five years ended December 31, 2015:

	December 31,
Dollars in thousands	2015	2014	2013	2012	2011

Construction	$13,084	$13,391	$11,066	$14,020	$19,766
Commercial	79,144	47,025	39,212	37,452	26,510
Residential 1-4 family	47,072	44,777	47,208	47,183	44,036
Home equity lines of credit	31,694	28,218	27,815	28,590	29,764
Total real estate loans	170,994	133,411	125,301	127,245	120,076

Other loans:
Commercial	117,043	106,799	93,642	88,895	83,883
Loans to individuals	4,828	4,754	5,211	5,572	6,076
Total other loans	121,871	111,553	98,853	94,467	89,959

	292,865	244,964	224,154	221,712	210,035
Deferred loan origination fees, net	(503)	(318)	(263)	(232)	(135)

Total loans	$292,362	$244,646	$223,891	$221,480	$209,900

The following table presents maturity information (based upon interest rate repricing dates) on the loan portfolio based upon scheduled repayments at December 31, 2015.

Dollars in thousands	Due within one year	Due one to five years	Due after five years	Total
Commercial real estate	$58,921	$82,823	$23,918	$165,662
Commercial	21,720	18,452	3,035	43,207
Residential real estate	20,734	24,531	2,123	47,388
Home equity lines of credit	31,754	329	—	32,083
Consumer - other	1,937	2,056	29	4,022
Total	$135,066	$128,191	$29,105	$292,362

The following table presents maturity information based upon contractual terms and scheduled repayments at December 31, 2015.

Dollars in thousands	Due within one year	Due one to five years	Due after five years	Total
Fixed	$15,467	$128,191	$29,105	$172,763
Variable	28,653	43,201	47,745	119,599
Total	$44,120	$171,392	$76,850	$292,362

Carolina Trust Bank

Management’s Discussion and Analysis

The following table sets forth information with respect to the asset quality of our loan portfolio.

Asset Quality – Loan Portfolio Analysis

	As of December 31, 2015
	Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding	Allowance for Loan Losses	ALLL to Loans Outstanding

Dollars in thousands
Commercial real estate:
Residential ADC	$2,625	$—	0.00%	$95	3.62%
Commercial ADC	18,735	1,063	5.67%	678	3.62%
Farmland	2,615	—	0.00%	—	0.00%
Multifamily	11,475	—	0.00%	17	0.15%
Owner occupied	71,968	459	0.64%	846	1.18%
Non-owner occupied	58,244	45	0.08%	666	1.14%
Total commercial real estate	165,662	1,567	0.95%	2,302	1.39%
Commercial:
Commercial and industrial	43,072	46	0.11%	570	1.32%
Agriculture	83	—	0.00%	—	0.00%
Other	52	—	0.00%	—	0.00%
Total commercial	43,207	46	0.11%	570	1.32%
Residential mortgage:
First lien, closed-end	46,148	382	0.83%	499	1.08%
Junior lien, closed-end	1,240	—	0.00%	6	0.50%
Total residential mortgage	47,388	382	0.81%	505	1.07%
Home equity lines	32,083	9	0.03%	336	1.05%
Consumer – other	4,022	43	1.07%	10	0.25%
Total gross loans	$292,362	$2,047	0.70%	$3,723	1.27%

The following table summarizes the activity in foreclosed assets for the years ended December 31, 2015 and 2014:

In thousands	December 31, 2015	December 31, 2014
Balance, beginning of period	$2,048	$3,902
Additions	957	—
Proceeds from sales	(576)	(1,317)
Valuation adjustments	(285)	(251)
Gains (losses) from sales	(150)	(286)
Balance, end of period	$1,994	$2,048

OFF-BALANCE SHEET ARRANGEMENTS

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Carolina Trust Bank

Management’s Discussion and Analysis

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Bank’s exposure to off-balance sheet credit risk for the periods indicated is as follows:

Financial instruments whose contract amounts represent credit risk:

	December 31, 2015	December 31, 2014
Dollars in thousands
Undisbursed lines of credit	$43,121	$30,743
Commercial letters of credit	303	284
Capital South Partnership – Fund III Investment Commitment	—	110
Total	$43,424	$31,137

The Bank does not have any outstanding commitments to any classified borrowers.

INVESTMENT ACTIVITIES

The Bank’s portfolio of investment securities, all of which are available for sale, consists of U.S. Government sponsored agency, mortgage-backed securities, corporate debt and equity securities.

Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value with any unrealized gains or losses reflected as an adjustment to stockholders’ equity. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates and/or significant prepayment risks.

Carolina Trust Bank

Management’s Discussion and Analysis

The following table summarizes the amortized costs, gross unrealized gains and losses and the resulting market value of investment securities:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Dollars in thousands
December 31, 2015
U.S. Government and federal agency	$15,935	$17	$(409)	$15,543
Government-sponsored enterprises *	5,391	212	(1)	5,602
Corporate debt securities	750	—	—	750
Equity securities	1,204	—	(166)	1,038
	$23,280	$229	$(576)	$22,933

December 31, 2014
U.S. Government and federal agency	$16,093	$27	$(381)	$15,739
Government-sponsored enterprises *	6,893	321	—	7,214
States and political subdivisions	115	2	—	117
Corporate debt securities	750	—	(112)	638
Equity securities	1,204	333	(1)	1,536
	$25,055	$683	$(494)	$25,244

December 31, 2013
U.S. Government and federal agency	15,661	21	(1,727)	13,955
Government-sponsored enterprises *	8,460	201	(9)	8,652
States and political subdivisions	226	6	—	232
Corporate debt securities	750	—	(135)	615
Equity securities	704	480	—	1,184
	$25,801	$708	$(1,871)	$24,638

* Such as FNMA, FHLMC and FHLB

Carolina Trust Bank

Management’s Discussion and Analysis

The following table summarizes the amortized cost and recorded market values of investment securities (excluding marketable equity securities) at December 31, 2015, by contractual maturity groups:

	Amortized Cost	Fair Value	Book Yield
Dollars in thousands
U.S. Government Sponsored
Mortgage-backed Securities
Due within one year	$—	$—	—
Due after one but within five years	63	64	2.57%
Due after five but within ten years	1,107	1,144	2.86%
Due after ten years	4,221	4,394	3.97%
	5,391	5,602	3.73%
U.S. Government Sponsored
Agency Securities
Due within one year	—	—	—
Due after one but within five years	499	485	2.69%
Due after five but within ten years	5,224	5,156	2.37%
Due after ten years	10,212	9,902	3.09%
	15,935	15,543	2.84%

Corporate Debt Securities
Due within one year	—	—	—
Due after one but within five years	750	750	4.27%
Due after five but within ten years	—	—	—
Due after ten years	—	—	—
	750	750	4.27%

Total investment securities
Due within one year	—	—	—
Due after one but within five years	1,312	1,299	3.59%
Due after five but within ten years	6,330	6,301	2.45%
Due after ten years	14,434	14,296	3.35%
	$22,076	$21,895	3.10%

Carolina Trust Bank
Management’s Discussion and Analysis

DEPOSIT ACTIVITIES

The Bank provides a range of deposit services, including non-interest bearing checking accounts, interest bearing checking and savings accounts, money market accounts and certificates of deposit. These accounts generally earn interest at rates established by management based on competitive market factors and the desire to increase or decrease certain types or maturities of deposits.

The Bank periodically uses brokered deposits consistent with asset and liability management policies. At December 31, 2015 the Bank had $31,983,000 in brokered deposits. Brokered deposits are available to banks that are well capitalized under regulatory guidelines. We rarely bid on political funds for municipalities as such deposits are extremely rate sensitive and due to fiduciary pressures on government officials, not as stable as regular corporate and individual customers.

The Bank offers a variety of deposit programs to individuals and to small-to-medium size businesses and other organizations at interest rates generally competitive with local market conditions. The following table sets forth the average balances and rates for each of the deposit categories for the periods indicated:

	For the Years Ended December 31,
	2015		2014		2013
	Average Balance	Average Interest Rate	Average Balance	Average Interest Rate	Average Balance	Average Interest Rate
Dollars in thousands
Savings, NOW and money market deposits	$95,899	0.22%	$88,887	0.23%	$95,775	0.30%
Time deposits $250,000 or more	36,348	1.32%	14,479	1.35%	12,821	1.52%
Other time deposits	108,801	1.32%	105,367	1.26%	106,028	1.37%
Total interest bearing deposits	241,048	0.88%	208,733	0.83%	214,624	0.90%
Demand and other non-interest bearing deposits	30,428	—	22,953	—	19,118	—
Total average deposits	$271,476	0.78%	$231,686	0.75%	$233,742	0.83%

The following table indicates the amount of the Bank’s certificates of deposit by interest rate and by time remaining until maturity as of December 31, 2015.

	Three months or less		More than three months to six months		More than six months to one year		More than one year		Total
Dollars in thousands
Certificates of $250,000 or greater	$3,207	0.78%	$4,529	0.66%	$2,616	1.48%	$31,509	1.42%	$41,861	1.29%
Certificates of less than $250,000	11,413	0.88%	12,565	1.17%	20,345	1.13%	65,590	1.49%	109,913	1.24%

Total	$14,620	0.86%	$17,094	1.03%	$22,961	1.17%	$97,099	1.47%	$151,774	1.25%

Carolina Trust Bank
Management’s Discussion and Analysis

BORROWINGS

Borrowed funds consist of advances from the Federal Home Loan Bank of Atlanta (“FHLB”), federal funds purchased and obligations under a capitalized lease for the Bank’s main office facility. The following table summarizes balance and rate information for borrowed funds as of the dates and for the periods indicated.

	At or for the Year Ended December 31,
	2015	2014	2013
Dollars in thousands
AMOUNTS OUTSTANDING AT END OF PERIOD:

Advances from the FHLB
Amount	$13,000	$22,000	$11,500
Weighted average rate	0.67%	0.71%	1.63%

Federal Funds Purchased
Amount	2,335	—	235
Weighted average rate	1.25%	—	1.00%

Capital lease obligation
Amount	326	373	417
Weighted average rate	7.66%	7.54%	7.46%

MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH-END:

Advances from the FHLB	23,000	22,000	11,500
Federal Funds Purchased	2,355	410	235
Capitalized lease obligation	369	413	454

AVERAGES DURING THE PERIOD:

Advances from the FHLB
Average balance	13,757	10,956	8,078
Weighted average rate	1.15%	1.72%	2.17%

Federal Funds Purchased
Average balance	201	103	49
Weighted average rate	0.93%	0.77%	0.79%

Capitalized lease obligation
Average balance	351	396	438
Weighted average rate	7.10%	7.09%	7.09%

Pursuant to collateral agreements with the FHLB, advances are secured by all of the Bank’s FHLB stock and a blanket lien on qualifying loans. This agreement with the FHLB provides for a line of credit up to 15% of the Bank’s assets. The unused portion of this line of credit is $36.9 million as of December 31, 2015.

The Bank also has unused lines of credit totaling $9.0 million from correspondent banks at December 31, 2015.

Carolina Trust Bank
Management’s Discussion and Analysis

CONTRACTUAL OBLIGATIONS

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2015.

	Payments due by period
In thousands	On demand or less than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years	Total

Advances from FHLB	$11,000	$2,000	$—	$—	$13,000
Capital lease obligation	57	128	141	—	326
Operating leases	281	250	37	—	568
Total contractual obligations, Excluding, deposits	11,338	2,378	178	—	13,894
Deposits	187,695	69,358	27,741	—	284,794
Total contractual obligations, including deposits	$199,033	$71,736	$27,919	$—	$298,688

It has been the experience of Carolina Trust Bank that deposit withdrawals are generally replaced with new deposits, thus not requiring any material long-term net cash outflow. Based on that assumption, management believes that it can meet its contractual cash obligations from normal operations.

Regulatory Matters

The Bank is a federally insured, North Carolina state-chartered bank. The deposits of the Bank are insured up to applicable limits under the Deposit Insurance Fund, or DIF, of the FDIC, and the Bank is subject to supervision and examination by, and the regulations and reporting requirements of, the FDIC and North Carolina Banking Commissioner of Banks (“Commissioner”). The FDIC and the Commissioner are the Bank’s primary federal and state banking regulators, respectively. The Bank is not a member of the Federal Reserve System.

Recent Accounting Pronouncements

See Note B to the consolidated financial statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

Report of Independent Registered public accounting firm

To the Stockholders and the Board of Directors

Carolina Trust Bank

Lincolnton, North Carolina

We have audited the accompanying consolidated balance sheets of Carolina Trust Bank (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows, for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina Trust Bank as of December 31, 2015 and 2014 and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Charlotte, North Carolina

March 23, 2016

CAROLINA TRUST BANK

CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

(In thousands, except share and per share data)

	December 31, 2015	December 31, 2014
Assets
Cash and due from banks	$4,720	$6,076
Interest-earning deposits with banks	70	184
Federal funds sold	23	23
Cash and cash equivalents	4,813	6,283

Certificates of deposits with banks	1,498	2,996
Investment securities available for sale, at fair value (amortized cost $23,280 and $25,055)	22,933	25,244
Federal Home Loan Bank stock, at cost	817	1,230
Loans	292,362	244,646
Less: Allowance for loan and lease losses	(3,723)	(4,002)
Net Loans	288,639	240,644

Bank owned life insurance	1,445	1,395
Accrued interest receivable	986	861
Bank premises, equipment and software	5,710	6,208
Foreclosed assets	1,994	2,048
Core deposit intangible, net of accumulated amortization of $611 and $542	174	242
Other assets	5,040	5,890
Total Assets	$334,049	$293,041

Liabilities and Stockholders’ Equity
Non-interest-earning demand deposits	$32,562	$23,960
Interest-earning demand deposits	79,132	67,298
Savings	21,326	20,067
Time deposits	151,774	125,851
Total deposits	284,794	237,176

Capital lease obligation	326	373
Federal funds purchased	2,355	—
Federal Home Loan Bank advances	13,000	22,000
Accrued interest payable	58	95
Other liabilities	3,052	3,590
Total liabilities	303,585	263,224

Preferred stock, unstated par value; 1,000,000 shares authorized; 2,600 shares issued and outstanding	2,580	2,580
Common stock warrant	426	426
Common stock, $2.50 par value; 10,000,000 shares authorized; 4,646,225 and 4,635,422 shares issued and outstanding	11,616	11,589
Additional paid-in capital	12,936	12,796
Retained earnings	3,122	2,298
Accumulated other comprehensive income (loss)	(216)	118
Total stockholders’ equity	30,464	29,807

Total Liabilities and Stockholders’ Equity	$334,049	$293,041

See accompanying notes to the financial statements.

CAROLINA TRUST BANK

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2015 and 2014

(In thousands, except share and per share data)

	December 31, 2015	December 31, 2014
Interest Income
Interest on investment securities and cash	$1,008	$993
Interest and fees on loans	13,897	12,049
Total interest income	14,905	13,042

Interest Expense
Interest expense non-maturity deposits	210	208
Interest expense time deposits	1,916	1,525
Interest expense borrowed funds	160	190
Interest expense capital lease	25	28
Total interest expense	2,311	1,951
Net interest income	$12,594	$11,091
Loan loss provision/(recovery)	(270)	(80)
Net interest income after loan loss provision/(recovery)	$12,864	$11,171

Noninterest income
Overdraft fees on deposits	$382	$306
Interchange fee income	379	324
Service charges on deposits	57	59
Mortgage fee income	90	75
Customer service fees	71	44
ATM income	24	16
Other income	106	112
Total noninterest income	1,109	936

Noninterest expense
Salaries & benefits expense	$6,682	5,207
Occupancy expense	872	821
Furniture, fixture & equipment expense	495	358
Data processing expense	664	593
Office supplies expense	89	82
Professional fees	321	272
Advertising and Marketing	144	62
Insurance	391	356
Foreclosed asset expense, net	472	586
Check card expense	401	339
Loan expense	203	130
Stockholder expense	92	89
Directors fees	183	150
Telephone expense	251	325
Core deposit intangible amortization expense	68	80
Other operating expense	423	339
Total noninterest expense	11,751	9,789
Pre-tax income	$2,222	$2,318
Income tax expense (benefit)	1,164	(4,539)
Net income	$1,058	$6,857
Preferred dividends and accretion of discount on warrants	234	227
Net income available to common stockholders	$824	$6,630

Earnings per share
Basic earnings per common share	$0.18	$1.43
Diluted earnings per common share	$0.18	$1.42
Weighted average common shares outstanding	4,645,408	4,635,096
Diluted average common shares outstanding	4,685,814	4,678,108

See accompanying notes to the financial statements.

CAROLINA TRUST BANK

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2015 and 2014

(In thousands)

	December 31, 2015	December 31, 2014

Net income	$1,058	$6,857

Other comprehensive income (loss):
Unrealized gain (loss) on investment securities:
Unrealized holding gains (losses) arising during period	(531)	1,351
Tax related to unrealized gains (losses)	197	(504)
Total other comprehensive income (loss)	(334)	847

Total comprehensive income	$724	$7,704

See accompanying notes to the financial statements.

CAROLINA TRUST BANK

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2015 and 2014

(Dollars In thousands)

	2015 Shares outstanding	December 31, 2015	2014 Shares outstanding	December 31, 2014
Preferred stock
Balance, beginning of year	2,600	$2,580	2,600	$2,575
Preferred stock discount accretion	—	—	—	5
Balance, end of year	2,600	$2,580	2,600	$2,580

Common stock warrant		$426		$426

Common stock, $2.50 par value
Balance, beginning of year	4,635,422	$11,589	4,634,702	$11,587
Exercise of stock options	7,470	19	720	2
Restricted stock vesting	3,333	8	—	—
Balance, end of year	4,646,225	$11,616	4,635,422	$11,589

Additional paid-in capital
Balance, beginning of year		$12,796		$12,730
Stock-based compensation		147		66
Exercise of stock options		1		—
Restricted stock vesting		(8)		—
Balance, end of year		$12,936		$12,796

Retained earnings (deficit)
Balance, beginning of year		$2,298		$(4,333)
Net income		1,058		6,857
Preferred stock discount accretion		—		(5)
Dividends declared on preferred stock		(234)		(221)
Balance, end of year		$3,122		$2,298

Accumulated other comprehensive income (loss)
Balance, beginning of year		$118		$(729)
Other comprehensive income (loss)		(334)		847
Balance, end of year		$(216)		$118

Total stockholders’ equity		$30,464		$29,807

See accompanying notes to the financial statements.

CAROLINA TRUST BANK

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2015 and 2014

(in thousands)

	December 31, 2015	December 31, 2014

Cash flows from operating activities
Net income	$1,058	$6,857
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Recovery of loan losses	(270)	(80)
Depreciation and amortization of bank premises, equipment and software	385	370
Accretion of loan fair value adjustments related to acquisition	(10)	(11)
Net amortization of bond premiums/discounts	28	39
Amortization of core deposit intangible	68	80
Stock compensation expense	147	66
Increase in value of life insurance contracts	(50)	(48)
Net losses and impairment write-downs on foreclosed assets	435	543
Deferred tax provision (benefit)	1,144	(4,539)
Increase in other assets	(91)	(325)
Increase (decrease) in accrued interest receivable	(125)	41
(Increase) decrease in accrued interest payable	(37)	49
(Decrease) increase in other liabilities	(538)	593
Net cash and cash equivalents provided by operating activities	$2,144	$3,537

Cash flows from investing activities
Net increase in loans	$(48,673)	$(20,737)
Decrease in certificate of deposits with banks	1,498	—
Proceeds from sale of foreclosed assets	576	1,327
Net (purchases) disposal proceeds of bank premises, equipment and software	113	(402)
Purchase of available-for-sale securities	—	(997)
Proceeds from maturities, calls and pay-downs of available for sale securities	1,747	1,704
Repurchase (purchase) of Federal Home Loan Bank stock	413	(387)
Net cash and cash equivalents used in investing activities	$(44,326)	$(19,492)

Cash flows from financing activities
Increase in deposits	$47,618	$8,291
Increase (decrease) in Federal Home Loan Bank advances	(9,000)	10,500
Payment of capital lease obligation	(47)	(44)
Increase (decrease) in federal funds purchased	2,355	(235)
Dividends paid on preferred stock	(234)	(221)
Net proceeds from issuance of common stock	20	2
Net cash and cash equivalents provided by financing activities	$40,712	$18,293
Net increase (decrease) in cash and cash equivalents	$(1,470)	$2,338

Cash and cash equivalents, beginning	$6,283	$3,945
Cash and cash equivalents, ending	$4,813	$6,283

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$2,348	$2,000
Cash paid during the period for taxes	$1,238	$120

Noncash financing and investing activities
Unrealized gain (loss) on investment securities available-for-sale, net	$(334)	$847
Transfer of loans to foreclosed assets	$951	$10

See accompanying notes to the financial statements.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE A - ORGANIZATION AND OPERATIONS

Carolina Trust Bank (the “Bank”) was incorporated November 27, 2000 and began banking operations on December 8, 2000. The Bank is engaged in general commercial and retail banking in Lincoln County, North Carolina and surrounding areas, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, Western Carolina Holdings, LLC, which owns certain Bank assets. All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of other real estate owned, and the realization of deferred tax assets.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents include cash and due from banks, interest-earning deposits with banks and federal funds sold.

Interest-Earning Deposits with Banks

Certificates of deposit with banks total $1,498,000 at December 31, 2015 and $2,996,000 at December 31, 2014. These certificates typically have an original maturity of ten years or less and currently bear interest at rates ranging from 2.45% to 3.00% with an overall weighted average rate of 2.66%. There are also non-maturity deposits included in this category that total $70,000 at December 31, 2015 and $184,000 at December 31, 2014.

Investment Securities Available-for-Sale

Investment securities available for sale are reported at fair value and consist of debt instruments that are not classified as either trading securities or as held to maturity securities. Unrealized holding gains and losses, net of deferred income tax, on available for sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of investment securities available for sale are determined using the specific-identification method and are recognized on a trade-date basis. Declines in the fair value of individual investment securities available for sale below their cost that are other than temporary would result in write-downs of the individual securities to their fair value.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock in Federal Home Loan Bank of Atlanta

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Because of the redemption provisions of the FHLB, the Bank estimates that fair value equals cost for this investment and that it was not impaired at December 31, 2015.

Loans

Loans in the Bank’s portfolio are grouped into classes and segments. Classes are generally disaggregations of a segment. The Bank’s segments are: commercial real estate, commercial, residential mortgage, home equity lines, and other consumer loans. The classes within the commercial real estate segment are: residential ADC (acquisition, development and construction), commercial ADC, farmland, multifamily, owner occupied and non-owner occupied. The classes within the commercial segment are: commercial and industrial, agriculture, and other commercial. The classes within the residential mortgage segment are: first-lien and junior-lien loans. The home equity lines and other consumer loan segments are not further segregated into classes.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due or when the loan is 90 days delinquent on a contractual basis. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

Nonaccrual and Past due Loans – All loan classes are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date. When the Bank cannot reasonably expect full and timely repayment of its loan or when the principal or interest is in default for 90 days or more the loan is placed on nonaccrual status. Under certain circumstances there is sufficient documentation to conclude that the loan is well secured and in the process of collection and, therefore, the loan is not placed on non-accrual status. A debt is “well-secured” if collateralized by liens on or pledges of real or personal property, including securities that have a realizable value sufficient to discharge the debt in full; or by the guarantee of a financially responsible party. A debt is “in process of collection” if collection is proceeding in due course either through legal action, including judgment enforcement procedures, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or its restoration to a current status. The Bank may calculate forgone interest on a monthly basis, but does not recognize the income.

Loans that are less delinquent may also be placed on nonaccrual due to deterioration in the financial condition of the borrower that increases the possibility of less than full repayment.

For all loan classes, a nonaccrual loan may be returned to accrual status when the Bank can reasonably expect continued timely payments until payment in full. The loan can still be returned to accrual status if the following conditions are met: (1) All principal and interest amounts contractually due (including arrearage) are reasonably assured of repayment within a reasonable period; and (2) there is a sustained

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms involving payments of cash or cash equivalents.

At the time a loan is placed on non-accrual, all accrued, unpaid interest is charged-off, unless it is documented that repayment of all principal and presently accrued but unpaid interest is probable. Charge-offs of accrued and unpaid interest are made against the current year’s interest income. For all classes within all loan segments, cash receipts on non-accrual loans are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income.

Charge-off of Uncollectable Loans - For all loan classes, as soon as any loan becomes uncollectable, the loan will be charged down or charged off as follows:

•	If unsecured, the loan must be charged off in full.

•	If secured, the outstanding principal balance of the loan should be charged down to the net liquidation value of the collateral.

Loans should be considered uncollectable when:

•	No regularly scheduled payment has been made within four months, or

•	The loan is unsecured, the borrower files for bankruptcy protection and there is no other (guarantor, etc.) support from an entity outside of the bankruptcy proceedings.

Based on a variety of credit, collateral and documentation issues, loans with lesser degrees of delinquency or obvious loss may also be deemed uncollectable.

Impaired Loans - An impaired loan is one for which the Bank will not be repaid all principal and interest due per the terms of the original contract or within reasonably modified contracted terms.  If the loan has been modified to provide a concession to a borrower experiencing financial difficulty, the loan is deemed to be a troubled debt restructuring and is considered impaired. All loans meeting the definition of doubtful should be considered impaired.

When a loan in any class has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount. When the contractual interest rate is variable, the effective interest rate of the loan changes over time. The Bank uses the rate of the loan at the time it first became impaired as the discount rate. A specific reserve is established as a component of the Allowance for Loan Losses when a loan has been determined to be impaired. Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan’s expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, the Bank recalculates the impairment and appropriately adjusts the specific reserve. Similarly, if the Bank measures impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral-dependent loan, the Bank will adjust the specific reserve if there is a significant change in either of those bases.

If receipt of principal and interest is in doubt when contractually due, interest income is not recognized for any class of impaired loans. Cash receipts received on non-accruing impaired loans within any class are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Bank accounts for impaired loans acquired in a purchase at fair value, which is the net present value of all cash flows expected to be collected over the life of the loan. These cash flows are determined on the date of purchase.

Allowance for Loan Losses (“ALLL”)

The allowance for loan losses (ALLL), which is utilized to absorb actual losses in the loan portfolio, is maintained at a level consistent with management’s best estimate of probable loan losses incurred as of the balance sheet date. The Bank’s allowance for loan losses is assessed quarterly by management. This assessment includes a methodology that separates the total loan portfolio into homogeneous loan groups for purposes of evaluating risk. Management also analyzes the loan portfolio on an ongoing basis to evaluate current risk levels, and individual loan risk grades are adjusted accordingly. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

The methodology to analyze the ALLL includes the following:

•	identification of impaired loans;

•	calculation of a specific reserve - where required - for each impaired loan based on collateral and other objective and quantifiable evidence;

•	determination of an appropriate historical loss period for analysis;

•	identification of homogenous loan groups, further segmented by risk grade, and reduced by the impaired loans;

•	calculation of historical loss percentages based on the identified historical loss period;

•	identification of internal and external factors which might affect the current application of the historical loss percentages, and assessment of any impact;

•	adjustment of the historical loss percentages based on the factor assessment;

•	application of historical loss percentages to loan groups to determine the allowance allocation; and

•	determination of the need for any unallocated reserve

The ALLL is divided into three allocation segments:

1.	Individual Reserves. These are calculated against loans evaluated individually and identified as impaired. Management determines which loans will be considered for potential impairment review. This does not mean that an individual reserve will necessarily be calculated for each loan considered for impairment, only for those impaired loans identified during this process as having an estimated loss. Loans to be considered include:

•	All commercial loans classified substandard or worse

•	Any other loan in a non-accrual status

•	Any loan, consumer or commercial, which has already been modified such that it meets the definition of Troubled Debt Restructure (“TDR”)

The individual reserve must be verified at least quarterly, and recalculated whenever additional relevant information becomes available. All information related to the calculation of the individual reserve, including internal or external collateral valuations, assumptions, discounts, etc. must be documented.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Individual reserve amounts may not be carried indefinitely.

•	When the amount of the actual loss becomes reasonably quantifiable, the amount of the loss is charged off against the ALLL, whether or not all liquidation and recovery efforts have been completed.

•	If the total amount of the individual reserve that will eventually be charged-off cannot yet be determined, but some portion of the individual reserve can be viewed as an imminent loss, that smaller portion is charged off against the ALLL and the individual reserve is reduced by a corresponding amount.

2.	Formula Reserves. These are held against performing loans evaluated collectively. The total performing loan portfolio is divided into homogeneous loan groups. Loss estimates are based on historical loss rates for each respective loan group, adjusted for appropriate environmental factors established by the Bank.

Formula reserves represent the Bank’s best estimate of losses that may be inherent, or embedded, within that group of performing loans, even if it is not apparent at this time which loans within any group represent those embedded losses.

Historical Loss Percentages:  Historical loss data has been catalogued by the Bank for each loan group. Historical loss recoveries are similarly entered and applied against the non-classified loan group according to the Call Report designations of the loans originally charged. The Bank uses a 3-year trailing average of net charge-offs to determine the historical loss percentages.

Qualitative Loss Factors:  The methodology incorporates various internal and external qualitative and environmental factors as described in the Interagency Policy Statement on the Allowance for Loan and Lease Losses dated December 2006.  Input for these factors is determined on the basis of management observation, judgment, and experience.  The factors identified by the Bank to be evaluated for all homogenous loan groups are as follows:

a)	Volume of loans – Accounts for historical growth characteristics of the loan group over the identified loss period.

b)	Trends in Delinquency – Reflects increased risk derived from higher delinquency rates.

c)	Trends in Nonaccrual and Classified loans – Compares the current portfolio to the levels and trends over the historical loss period

d)	Levels of Actual Losses – Evaluates the current losses and the trends and averages over the two year loss period

e)	Concentration of Credit – Measures increased risk derived from concentration of credit exposure in particular loan segments or classes.

f)	Economic – Assesses the impact of general and local economic factors, including changes in collateral values, primarily real estate.

g)	Watch list growth – measures increased risk in particular loan segments or classes that meet certain requirements including negative trends and increased levels in the watch or special mention rating.

These factors are evaluated and assigned a rating ranging from “significant negative impact to significant positive impact.” The rating translates to an adjustment to the historical loss percentage.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Calculation and Summary:  A general reserve amount for each homogenous performing loan group is calculated by applying the adjusted historical loss percentage to the loan group outstanding balances, net of impaired loans.

3.	Unallocated Reserves. This segment is utilized to provide for losses which are expected but cannot be tied to any specific loan or group of loans, based on the judgment of management.

Reserve for Unfunded Commitments

The Reserve for unfunded commitments is calculated by determining the type of commitment and the remaining unfunded commitment for each loan.  Based on the type of commitment, a utilization rate is established considering the funded balance of the loan. The utilization rate is multiplied by the credit conversion factor of 10% which is then multiplied by the unfunded reserve amount based on the historical losses and qualitative factors for each loan class as defined in the regular ALLL calculation to determine the appropriate level of reserve. The reserve for unfunded commitments was approximately $20,000 and $19,000 at December 31, 2015 and 2014, respectively.

Fees from Pre-sold Mortgages

The Bank originates single family, residential first mortgage loans on a pre-sold basis. The Bank recognizes certain origination and service release fees, which are included in non-interest income on the statements of income under the caption “Mortgage fee income”.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the asset is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in foreclosed asset expense.

Purchased Impaired Loans

Loans acquired in the Carolina Commerce Bank acquisition are recorded at estimated fair value on the date of acquisition without the carryover of the related allowance for loan losses. Purchased impaired loans are loans that have evidence of credit deterioration since origination or it is probable at the date of acquisition that the Bank will not collect all contractually required principal and interest payments. Evidence of credit quality deterioration as of the date of acquisition may include statistics such as past due and nonaccrual status. Purchased impaired loans generally meet the Bank’s definition for nonaccrual status. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference and reduces the carrying amount of the loans. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges, or a reclassification of the nonaccretable difference to accretable yield. The excess of cash flows expected at acquisition over the estimated fair value of the loan is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Purchased Performing Loans

The Bank accounts for performing loans acquired in business combinations using the contractual cash flows method of recognizing discount accretion based on the acquired loans’ contractual cash flows.

Purchased performing loans are recorded at fair value, including a credit discount. The fair value discount is accreted as an adjustment to yield over the estimated lives of the loans. There is no allowance for loan losses established at the acquisition date for purchased performing loans in the Carolina Commerce Bank acquisition. A provision for loan losses is recorded for any further deterioration in these loans subsequent to the acquisition.

Other Intangibles

Intangible assets include core deposits. Intangible assets are subject to impairment testing whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Core deposit intangibles are amortized on the sum-of-years digits method over a period not to exceed 14 years.

	December 31, 2015		December 31, 2014
	Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization
Amortized intangible assets
Core deposit intangible	$173,828	$(610,777)	$242,156	$(542,449)

The Bank’s projected amortization expense for the core deposit intangible for the years ending December 31:

2016	$56,386
2017	44,444
2018	32,501
2019	20,572
2020	9,833
Thereafter	10,092
Total	$173,828

The remaining weighted average amortization period is 1.54 years.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are 20 to 31.5 years for buildings, leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter, 5 to 10 years for furniture and equipment and 3 to 5 years for computer equipment. Repairs and maintenance costs are charged to income as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current income.

Advertising Costs

The company expenses all advertising and business promotion costs as incurred.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

The Bank did not recognize any interest or penalties related to income tax during the years ended December 31, 2015 and 2014, and did not accrue any interest or penalties as of December 31, 2015 or 2014. The Bank did not have an accrual for uncertain tax positions as deductions taken and benefits accrued are based on widely understood administrative practices and procedures, and are based on clear and unambiguous tax law. Tax returns, for years 2013 and thereafter are subject to possible future examinations by tax authorities.

Comprehensive Income/(Loss)

The Bank reports as comprehensive income/(loss) all changes in stockholders’ equity during the year from sources other than stockholders. Other comprehensive income/(loss) refers to all components (revenues, expenses, gains, and losses) of comprehensive income/(loss) that are excluded from net income/(loss). The Bank’s only component of other comprehensive income/(loss) is unrealized gains and losses, net of income taxes, on investment securities available for sale.

Basic Earnings per Common Share

Basic earnings per common share is computed by dividing net income to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Common Share

The computation of diluted earnings per common share is similar to the computation of basic earnings per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. These additional common shares would include employee equity share options, nonvested shares and similar equity instruments granted to employees, as well as the shares associated with the common stock warrants issued to the U.S. Treasury Department as part of the preferred stock transaction completed in February 2009. Diluted earnings per common share are based upon the actual number of options or shares granted and not yet forfeited unless doing so would be antidilutive. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Reclassifications

Certain reclassifications have been made to the financial statements of the prior year to place them on a comparable basis with the current year. Net income and shareholders’ equity were not affected by these reclassifications.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-1, Financial Instruments - Overall, Subtopic 825-10 (“ASU 2016-1”). to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The amendments will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Bank will apply the guidance by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments related to equity securities without readily determinable fair values will be applied prospectively to equity investments that exist as of the date of adoption of the amendments. The Bank is currently evaluating the impact of this guidance.

In August 2015, the FASB deferred the effective date of ASU 2014-09, Revenue from Contracts with Customers, Topic 606 (“ASU 2014-09”). The new standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under existing guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. As a result of the deferral, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The amendments can be applied retrospectively to each prior reporting period or retrospectively with the cumulative effect of initially applying this new guidance recognized at the date of initial application. The Bank is currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but the Bank does not expect it to have a material impact.

In June 2014, the FASB issued ASU 2014-12, Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period, a consensus of the FASB Emerging Issues Task Force (“ASU 2014-12”). ASU 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2015. An entity may apply the standards (1) prospectively to all share-based payment awards that are granted or modified on or after the effective date, or (2) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. Earlier application is permitted. The adoption of ASU 2014-12 is not expected to have a material impact on the Bank’s financial statements.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In January 2014, the FASB issued ASU 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure, a consensus of the FASB Emerging Issues Task Force (“ASU 2014-04”). ASU 2014-04 clarifies that an in-substance foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (i) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (ii) the borrower conveying all interest in the residential real estate property to the creditor to satisfy the loan through completion of a deed in lieu of foreclosure or similar legal agreement. ASU 2014-04 also requires disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in loans collateralized by residential real estate property that are in the process of foreclosure. ASU 2014-04 is effective for public companies for interim and annual periods beginning after December 15, 2014, with early adoption permitted. Once adopted, an entity can elect either (i) a modified retrospective transition method or (ii) a prospective transition method. The modified retrospective transition method is applied by means of a cumulative-effect adjustment to residential mortgage loans and foreclosed residential real estate properties existing as of the beginning of the period for which the amendments of ASU 2014-04 are effective, with real estate reclassified to loans measured at the carrying value of the real estate at the date of adoption and loans reclassified to real estate measured at the lower of net carrying value of the loan or the fair value of the real estate less costs to sell at the date of adoption. The prospective transition method is applied by means of applying the amendments of ASU 2014-04 to all instances of receiving physical possession of residential real estate properties that occur after the date of adoption. The adoption of ASU 2014-04 did not have a material impact on the Bank’s financial statements, but new disclosures are included in these financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE C - INVESTMENT SECURITIES

The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses, is as follows:

In thousands	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2015
U.S. Government and federal agency	$15,935	$17	$(409)	$15,543
Government-sponsored enterprises *	5,391	212	(1)	5,602
Corporate debt securities	750	—	—	750
Equity securities	1,204	—	(166)	1,038
	$23,280	$229	$(576)	$22,933

December 31, 2014
U.S. Government and federal agency	$16,093	$27	$(381)	$15,739
Government-sponsored enterprises *	6,893	321	—	7,214
States and political subdivisions	115	2	—	117
Corporate debt securities	750	—	(112)	638
Equity securities	1,204	333	(1)	1,536
	$25,055	$683	$(494)	$25,244

* Such as FNMA, FHLMC and FHLB

The amortized cost and fair values of securities available for sale (excluding marketable equity securities) at December 31, 2015 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Dollars in thousands
Due within one year	$—	$—
Due after one but within five years	1,312	1,299
Due after five but within ten years	6,330	6,301
Due after ten years	14,434	14,296
	$22,076	$21,895

The following tables detail unrealized losses and related fair values in the Bank’s available-for-sale investment security portfolio. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2015 and December 31, 2014, respectively.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE C - INVESTMENT SECURITIES (continued)

	Temporarily Impaired Securities in AFS Portfolio
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Dollars in thousands
December 31, 2015
U.S. Government and federal agency	$5,374	$(105)	$8,696	$(304)	$14,070	$(409)
Government-sponsored enterprises *	237	(1)	3	—	240	(1)
Equity securities	1,203	(165)	1	(1)	1,204	(166)
Total temporarily impaired securities	$6,814	$(271)	$8,700	$(305)	$15,514	$(576)

December 31, 2014
U.S. Government and federal agency	$490	$(8)	$12,612	$(373)	$13,102	$(381)
Government-sponsored enterprises *	—
States and political subdivisions	—
Corporate debt securities	—		750	(112)	750	(112)
Equity securities	1	(1)			1	(1)
Total temporarily impaired securities	$491	$(9)	$13,362	$(485)	$13,853	$(494)

* Such as FNMA, FHLMC and FHLB.

Management considers the nature of the investment, the underlying causes of the decline in the market value and the severity and duration of the decline in market value in determining if impairment is other than temporary. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2015, management believes that it is more likely than not that the Bank will not have to sell any such securities before a recovery of cost. The unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the bonds approach their maturity date or repricing date or if market yields for such investments decline.

Management does not believe such securities are other-than-temporarily impaired due to reasons of credit quality. Accordingly, as of December 31, 2015, management believes the impairments detailed in the table above are temporary and no impairment loss has been realized in the Bank’s net income.

Securities with a fair value of $2.9 million at December 31, 2015 were pledged to secure public funds. The Bank had no sales of securities in 2015 or 2014.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE D - LOANS

Following is a summary of loans at December 31, 2015 and December 31, 2014:

	December 31, 2015		December 31, 2014
Dollars in thousands	Amount	Percent of Total	Amount	Percent of Total
Commercial real estate
Residential ADC	$2,625	0.90%	$1,308	0.53%
Commercial ADC	18,735	6.41%	19,686	8.04%
Farmland	2,615	0.89%	2,456	1.00%
Multifamily	11,475	3.93%	5,885	2.40%
Owner occupied	71,968	24.62%	60,405	24.66%
Non-owner occupied	58,244	19.92%	40,275	16.44%
Total commercial real estate	165,662	56.57%	130,015	53.07%

Commercial
Commercial and industrial	43,575	14.88%	37,355	15.25%
Agriculture	83	0.03%	121	0.05%
Other	52	0.02%	44	0.02%
Total commercial	43,710	14.93%	37,520	15.32%

Residential mortgage
First lien, closed-end	46,148	15.76%	44,397	18.12%
Junior lien, closed-end	1,240	0.42%	820	0.34%
Total residential mortgage	47,388	16.18%	45,217	18.46%

Home equity lines	32,083	10.95%	28,632	11.69%

Consumer – other	4,022	1.37%	3,580	1.46%

Total gross loans	$292,865	100.00%	$224,964	100.00%
Deferred loan origination fees, net	(503)		(318)
Total loans	$292,362		$244,646

Loans are primarily originated for customers residing in Lincoln, Gaston, Rutherford and Catawba Counties in North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and industrial loans can be affected by the local economic conditions.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE D – LOANS (Continued)

Non-Accrual and Past Due Loans

Non-accrual loans, segregated by category, were as follows:

	December 31, 2015	December 31, 2014
Dollars in thousands
Commercial real estate
Commercial ADC	$1,063	$1,292
Owner occupied	459	1,282
Non-owner occupied	45	436
Total commercial real estate	1,567	3,010

Commercial
Commercial and industrial	46	507
Total commercial	46	507

Residential mortgage
First lien, closed-end	382	461
Total residential mortgage	382	461

Home equity lines	9	—
Consumer – other	43	13
Total non-accrual loans	$2,047	$3,991

Interest foregone on non-accrual loans was approximately $93,000 and $214,000 for the years ended December 31, 2015 and 2014, respectively.

An analysis of past due loans segregated by class, was as follows:

In thousands	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
December 31, 2015
Commercial real estate:
Residential ADC	$—	$—	$—	$2,625	$2,625	$—
Commercial ADC	—	1,063	1,063	17,672	18,735	—
Farmland	—	—	—	2,615	2,615	—
Multifamily	171	—	171	11,304	11,475	—
Owner occupied	468	—	468	71,500	71,968	—
Non-owner occupied	69	—	69	58,175	58,244	—
Total commercial real estate	708	1,063	1,771	163,891	165,662	—
Commercial:
Commercial and industrial	15	44	59	43,013	43,072	—
Agriculture	—	—	—	83	83	—
Other	—	—	—	52	52	—
Total commercial	15	44	59	43,148	43,207	—
Residential mortgage:
First lien, closed end	53	258	311	45,837	46,148	—
Junior lien, closed-end	—	—	—	1,240	1,240	—
Total residential mortgage	53	258	311	47,077	47,388	—
Home equity lines	274	126	400	31,683	32,083	117
Consumer – other	91	42	133	3,889	4,022	—
Total loans	$1,141	$1,533	$2,674	$289,688	$292,362	$117

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE D – LOANS (Continued)

In thousands	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
December 31, 2014
Commercial real estate:
Residential ADC	$—	$—	$—	$1,308	$1,308	$—
Commercial ADC	1,416	1,292	2,708	16,978	19,686	—
Farmland	—	—	—	2,456	2,456	—
Multifamily	—	—	—	5,885	5,885	—
Owner occupied	1,736	34	1,770	58,635	60,405	—
Non-owner occupied	—	408	408	39,867	40,275	—
Total commercial real estate	3,152	1,734	4,886	125,129	130,015	—
Commercial:
Commercial and industrial	380	40	420	36,617	37,037	—
Agriculture	—	—	—	121	121	—
Other	—	—	—	44	44	—
Total commercial	380	40	420	36,782	37,202	—
Residential mortgage:
First lien, closed end	696	374	1,070	43,327	44,397	—
Junior lien, closed-end	13	—	13	807	820	—
Total residential mortgage	709	374	1,083	44,134	45,217	—
Home equity lines	10	174	184	28,448	28,632	174
Consumer – other	4	2	6	3,574	3,580	1
Total loans	$4,255	$2,324	$6,579	$238,067	$244,646	$175

Impaired loans

Impaired loans as of December 31, 2015 and December 31, 2014 are set forth in the following tables.

Loans without an allowance at December 31, 2015
In thousands	Unpaid Contractual Principal Balance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$3,017	$2,351	$—	$2,353	$85
Owner occupied	2,135	2,135	—	2,338	79
Non-owner occupied	45	45	—	134	2
Total commercial real estate	5,197	4,531	—	4,825	166

Commercial
Commercial and industrial	551	546	—	578	36
Total commercial	551	546	—	578	36

Residential mortgage
First lien, closed-end	500	433	—	480	8
Total residential mortgage	500	433	—	480	8

Home equity lines	289	289	—	286	8

Consumer – other	114	114	—	13	3

Total loans	$6,651	$5,913	$—	$6,182	$221

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE D – LOANS (Continued)

Loans with a related allowance at December 31, 2015
In thousands	Unpaid Contractual Principal Balance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$—	$—	$—	$103	$—
Owner occupied	318	318	$23	$186	$25
Total commercial real estate	318	318	23	289	25

Commercial
Commercial and industrial	455	455	80	451	31
Total commercial	455	455	80	451	31

Residential mortgage
First lien, closed-end	846	846	102	967	49
Total residential mortgage	846	846	102	967	49

Home equity lines	9	9	9	1	—

Consumer - other	—	—	—	1	—

Total loans	$1,628	$1,628	$214	$1,709	$105

Total Impaired Loans at December 31, 2015
In thousands	Unpaid Contractual Principal Balance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$3,017	$2,351	$—	$2,456	$85
Owner occupied	2,453	2,453	23	2,524	104
Non-owner occupied	45	45	—	134	2
Total commercial real estate	5,515	4,849	23	5,114	191

Commercial
Commercial and industrial	1,005	1,001	80	1,029	67
Total commercial	1,005	1,001	80	1,029	67

Residential mortgage
First lien, closed-end	1,346	1,279	102	1,447	57
Total residential mortgage	1,346	1,279	102	1,447	57

Home equity lines	299	298	9	287	8

Consumer – other	114	114	—	14	3

Total loans	$8,279	$7,541	$214	$7,891	$326

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE D – LOANS (Continued)

Loans without an allowance at December 31, 2014
In thousands	Unpaid Contractual Principal Balance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$1,647	$1,535	$—	$1,807	$52
Owner occupied	1,774	1,722	—	778	80
Non-owner occupied	493	411	—	262	13
Total commercial real estate	3,914	3,668	—	2,847	145

Commercial
Commercial and industrial	628	624	—	624	47
Total commercial	628	624	—	624	47

Residential mortgage
First lien, closed-end	619	546	—	607	23
Junior lien, closed-end	—	—	—	6	—
Total residential mortgage	619	546	—	613	23

Home equity lines	284	284	—	42	12

Consumer – other	34	12	—	9	3

Total loans	$5,479	5,134	$—	$4,135	$230

Loans with a related allowance at December 31, 2014
In thousands	Unpaid Contractual Principal Balance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$1,771	$1,105	$156	$1,137	$—
Owner occupied	756	756	2	767	32
Total commercial real estate	2,527	1,861	158	1,904	32

Commercial
Commercial and industrial	467	467	245	498	40
Total commercial	467	467	245	498	40

Residential mortgage
First lien, closed-end	1,125	1,125	151	1,098	59
Total residential mortgage	1,125	1,125	151	1,098	59

Consumer – other	1	1	1	1	—

Total loans	$4,120	$3,454	$555	$3,501	$131

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

NOTE D – LOANS (Continued)

Total Impaired Loans at December 31, 2014
In thousands	Unpaid Contractual Principal Balance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
Commercial real estate
Commercial ADC	$3,418	$2,640	$156	$2,944	$52
Owner occupied	2,530	2,478	2	1,545	112
Non-owner occupied	493	411	—	262	13
Total commercial real estate	6,441	5,529	158	4,751	177

Commercial
Commercial and industrial	1,095	1,091	245	1,122	87
Total commercial	1,095	1,091	245	1,122	87

Residential mortgage
First lien, closed-end	1,744	1,671	151	1,705	82
Junior lien, closed-end	—	—	—	6	—
Total residential mortgage	1,744	1,671	151	1,711	82

Home equity lines	284	284	—	42	12

Consumer – other	35	13	1	10	3

Total loans	$9,599	$8,588	$555	$7,636	$361

At December 31, 2015 there was one loan totaling $117,000 past due 90 days or more, which was still accruing interest. There were three loans totaling $175,000 past due 90 days or more and still accruing interest at December 31, 2014.

Troubled Debt Restructures

As of December 31, 2015, ten loans totaling $4,853,000 were identified as troubled debt restructurings and considered impaired, none of which had unfunded commitments. Eleven loans totaling $4,871,000 were identified as troubled debt restructurings and considered impaired at December 31, 2014, none of which had unfunded commitments. Of the ten loans identified as troubled debt restructurings at December 31, 2015, nine loans totaling $4,725,000 were accruing interest and of the eleven loans identified as troubled debt restructurings at December 31, 2014, nine loans totaling $4,242,000 were accruing interest.

For the years ended December 31, 2015 and 2014, the following tables present a breakdown of the types of concessions made by loan class. The type labeled other includes concessions made to capitalize interest and extend interest only periods.

	Year ended December 31, 2015
Dollars in thousands	Number of loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Extended payment terms
Commercial real estate:
Owner occupied	2	$971	$971
Total commercial real estate	2	971	971
Total	2	$971	$971

Grand Total	2	$971	$971

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

NOTE D – LOANS (Continued)

	Year ended December 31, 2014
Dollars in thousands	Number of loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Extended payment terms
Commercial real estate:
Commercial ADC	1	$1,348	$1,348
Total commercial real estate	1	1,348	1,348

Commercial:
Commercial and Industrial	1	$467	$467
Total commercial	1	467	467

Total	2	$1,815	$1,815

Grand Total	2	$1,815	$1,815

Qualitative factors are calculated for each segment of the loan portfolio. Factors include economic, concentrations, trends in terms of volume and mix, interest rate movement, and delinquency. If a restructured loan is delinquent, it is addressed in the delinquency factor for that segment. Because the number and dollar amounts of restructured loans represent a relatively small percentage (2%) of the total loan balances there is no specific qualitative factor tied to restructured loans.

There were no loans that were modified as troubled debt restructurings within the previous 12 months for which there was a payment default during the years ended December 31, 2015 or 2014.

If a restructured loan defaults after being restructured, the loan is liquidated or charged off. Defaults of restructured loans are addressed in the qualitative factor of the delinquency component.

The following tables present the successes and failures of the types of modifications within the previous 12 months as of December 31, 2015 and 2014.

	Paid in full		Paying as restructured		Converted to non-accrual		Foreclosure/Default
	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment
December 31, 2015	(dollars in thousands)

Extended payment terms	—	$—	2	$971	—	$—	—	$—
Total	—	$—	2	$971	—	$—	—	$—

	Paid in full		Paying as restructured		Converted to non-accrual		Foreclosure/Default
	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment	Number of loans	Recorded Investment
December 31, 2014	(dollars in thousands)

Extended payment terms	—	$—	2	$1,815	—	$—	—	$—
Total	—	$—	2	$1,815	—	$—	—	$—

The Bank has two foreclosed residential real estate properties held totaling $59,000 as of December 31, 2015.

The recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process totaled $185,000 for December 31, 2015.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

NOTE D – LOANS (Continued)

Credit Quality Indicators

As part of the on-going monitoring of credit quality of the Bank’s loan portfolio, management tracks certain credit quality indicators including trends related to (i) the local, state and national economic outlook, (ii) concentrations of credit, (iii) interest rate movements, (iv) volume, mix and size of loans and (v) delinquencies. The Bank also has an internal Loan Review Officer that monitors risk grades on an on-going basis. Furthermore, the Bank employs a third party contractor to perform an annual loan review. The scope of the review is typically 50 - 60% of the loan portfolio.

The Bank utilizes a risk-grading matrix to assign a risk grade to each of its Commercial and Consumer loans. Loans are graded on a scale of 1-9. Risk grades 1-5 represent pass rated loans. The general characteristics of the 9 risk grades are broken down into commercial and consumer and described below:

Loan Portfolio Risk Grades

Pass credits are grades 1-5 and represent credits with above average risk characteristics that are in accordance with loan policy guidelines regarding repayment ability, loan to value, and credit history. These type of credits have very few exceptions to policy.

Grade 6 – Watch List or Special Mention. The loans in this category include the following characteristics:

•	Loans with one or more major exceptions with no mitigating factors.

•	Extending loans that are currently performing satisfactorily but with potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Bank’s position at some future date. Potential weaknesses are the result of deviations from prudent lending practice.

•	Loans where adverse economic conditions that develop subsequent to the loan origination that don’t jeopardize liquidation of the debt but do substantially increase the level of risk may also warrant this rating.

Grade 7 – Substandard. A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Loans consistently not meeting the repayment schedule should be downgraded to substandard. Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action. The weaknesses may include, but are not limited to (i) high debt to worth ratios, (ii) declining or negative earnings trends, (iii) declining or inadequate liquidity, (iv) improper loan structure, (v) questionable repayment sources, (vi) lack of well-defined secondary repayment source, and (vii) unfavorable competitive comparisons.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

NOTE D – LOANS (Continued)

Grade 8 – Doubtful. Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are injection of capital, alternative financing and liquidation of assets or the pledging of additional collateral. The ability of the borrower to service the debt is extremely weak, overdue status is constant, the debt has been placed on non-accrual status, and no definite repayment schedule exists. Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.

Grade 9 – Loss. Loans classified Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off the loan even though partial recovery may be effected in the future. Probable Loss portions of Doubtful assets should be charged against the Reserve for Loan Losses. Loans may reside in this classification for administrative purposes for a period not to exceed the earlier of thirty (30) days or calendar quarter-end.

The following table presents the credit risk profile by internally assigned risk grades.

December 31, 2015

	Pass	Special Mention	Substandard	Doubtful	Loss
Dollars in thousands
Commercial real estate:
Residential ADC	$2,625	$—	$—	$—	$—
Commercial ADC	15,868	516	2,351	—	—
Farmland	2,615	—	—	—	—
Multifamily	11,475	—	—	—	—
Owner occupied	67,727	2,392	1,849	—	—
Non-owner occupied	56,842	1,357	45	—	—
Total commercial real estate	157,152	4,265	4,245	—	—
Commercial:
Commercial and industrial	40,443	2,146	483	—	—
Agriculture	83	—	—	—	—
Other	52	—	—	—	—
Total commercial	40,578	2,146	483	—	—
Residential mortgage:
First lien, closed-end	42,560	3,113	475	—	—
Junior lien, closed-end	725	476	39	—	—
Total residential mortgage	43,285	3,589	514	—	—
Home equity lines	30,086	1,680	317	—	—
Consumer – other	3,713	309	—	—	—

Total	$274,814	$11,989	$5,559	$—	$—

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE D – LOANS (Continued)

December 31, 2014

	Pass	Special Mention	Substandard	Doubtful	Loss
Dollars in thousands
Commercial real estate:
Residential ADC	$1,308	$—	$—	$—	$—
Commercial ADC	16,441	537	2,708	—	—
Farmland	2,456	—	—	—	—
Multifamily	5,885	—	—	—	—
Owner occupied	55,763	2,727	1,915	—	—
Non-owner occupied	39,839	—	436	—	—
Total commercial real estate	121,692	3,264	5,059	—	—
Commercial:
Commercial and industrial	35,376	201	1,460	—	—
Agriculture	121	—	—	—	—
Other	44	—	—	—	—
Total commercial	35,541	201	1,460	—	—
Residential mortgage:
First lien, closed-end	41,004	2,832	561	—	—
Junior lien, closed-end	663	113	44	—	—
Total residential mortgage	41,667	2,945	605	—	—
Home equity lines	27,191	1,104	337	—	—
Consumer – other	3,533	34	13	—	—

Total	$229,624	$7,548	$7,474	$—	$—

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of an amount adequate to provide for probable losses inherent in the loan portfolio. Management determines the allowance for loan losses based on a number of factors, including a review and evaluation of the Bank’s loan portfolio and current and projected economic conditions locally and nationally. The allowance is monitored and analyzed in conjunction with the Bank’s loan analysis and grading program. In the first quarter of 2015, the allowance methodology used in the analysis was modified by a change to expand the look back period for average loss rates to a twelve quarter period instead of the eight quarter period used previously. The impact of this change was a $519,000 increase to the allowance. Based on this methodology, provisions for loan losses are made to maintain an adequate allowance for loan losses. The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance. The provision for loan losses is the amount necessary to adjust the allowance for loan losses to the amount that management has determined to be adequate to provide for probable losses inherent in the loan portfolio. The Bank recorded negative loan loss provisions of ($270,000) and ($80,000) for the years ended December 31, 2015 and December 31, 2014 respectively. Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that future charges to the allowance for loan losses may not be significant in relation to the amount provided during a particular period, or that future evaluations of the loan portfolio based on conditions then prevailing will not require sizable additions to the allowance, thus necessitating similarly sizable charges to income.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE D – LOANS (Continued)

Based on its best judgment, evaluation, and analysis of the loan portfolio, management considers the allowance for loan losses to be appropriate in light of the risk inherent in the Bank’s loan portfolio for the reporting periods.

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2015 and 2014:

	Beginning Balance	Provision for (Recovery) of Loan Losses	Charge- offs	Recoveries	Ending Balance
Dollars in thousands
December 31, 2015
Commercial real estate	$2,456	$(187)	$(108)	$141	2,302
Commercial and industrial	705	(230)	—	95	570
Residential mortgage	464	173	(132)	—	505
Consumer	377	(26)	(17)	12	346

Total	$4,002	$(270)	$(257)	$248	$3,723

December 31, 2014
Commercial real estate	$2,498	$(92)	$(226)	$276	$2,456
Commercial and industrial	517	183	(18)	23	705
Residential mortgage	546	(83)	—	1	464
Consumer	505	(88)	(46)	6	377

Total	$4,066	$(80)	$(290)	$306	$4,002

Year End Amount Allocation:

	Loans individually evaluated for impairment	Loans Collectively Evaluated for Impairment	Total
Dollars in thousands
December 31, 2015
Commercial real estate	$23	$2,279	$2,302
Commercial and industrial	80	490	570
Residential mortgage	102	403	505
Consumer	9	337	346

Total	$214	$3,509	$3,723

December 31, 2014
Commercial real estate	$158	$2,298	$2,456
Commercial and industrial	245	460	705
Residential mortgage	151	313	464
Consumer	1	376	377

Total	$555	$3,447	$4,002

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE D – LOANS (Continued)

The Bank’s recorded investment in loans as of December 31, 2015 and December 31, 2014 related to each balance in the allowance for loan losses by portfolio segment and disaggregated on the Bank’s impairment methodology was as follows:

	December 31, 2015		December 31, 2014
	Loans individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment	Loans individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment
Dollars in thousands
Commercial real estate	$4,849	$160,813	$5,528	$124,487
Commercial and industrial	1,001	42,710	1,091	36,429
Residential mortgage	1,279	46,109	1,671	43,546
Consumer	412	35,692	297	31,915
Unearned Discounts	—	(503)	—	(318)

Total	$7,541	$284,821	$8,587	$236,059

At December 31, 2015 the Bank had pre-approved but unused lines of credit totaling $43.4 million. In management’s opinion these unused lines of credit represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

The Bank has entered loan transactions with its directors and executive officers. Such loans were made in the ordinary course of business and on substantially the same terms and collateral as those for comparable transactions prevailing at the time and did not involve more than the normal risk of collectability or present other unfavorable features.

A summary of related party loan activity as of December 31, 2015 and 2014 is as follows:

	December 31, 2015	December 31, 2014
Dollars in thousands
Balance, beginning of year	$1,123	$1,157
Loan disbursements	1,751	623
Loan repayments	(527)	(657)
Changes in related parties	—
Balance, end of year	$2,347	$1,123

At December 31, 2015 and 2014 the Bank had pre-approved but unused lines of credit totaling $289,000 and $1,028,000, respectively, to executive officers, directors and their related interests. Related party deposits totaled $1,966,000 and $4,982,000 at December 31, 2015 and 2014, respectively.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE D – LOANS (Continued)

The following table presents the purchased impaired loans receivable at December 31, 2015 and 2014. The Bank has initially applied the cost recovery method to all impaired loans purchased at the acquisition date due to uncertainty as to the timing of expected cash flows as reflected in the following table:

Purchased Impaired Loans

	December 31, 2015	December 31, 2014
Dollars in thousands
Carrying value, beginning of year	$215	$309
Changes due to payments received, transfers or charge-offs	(215)	(94)
Carrying value, end of year	$—	$215

The following table shows the changes in the accretable yield for the years ended December 31, 2015 and 2014:

Accretable Yield

	December 31, 2015	December 31, 2014
Dollars in thousands
Total, beginning of year	$43	$55
Accretion	(10)	(12)
Total, end of year	$33	$43

NOTE E – FORECLOSED ASSETS

The following table summarizes the activity in foreclosed assets for the years ended December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
Dollars in thousands
Balance, beginning of year	$2,048	$3,902
Additions	957	—
Proceeds from sale	(576)	(1,317)
Valuation adjustments	(285)	(251)
Gains (losses) on sales	(150)	(286)
Balance, end of year	$1,994	$2,048

The Bank has two foreclosed residential real estate properties held totaling $59,000 as of December 31, 2015.

The recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process totaled $185,000 for December 31, 2015.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE F – EARNINGS PER SHARE

Basic earnings per share are based upon the weighted average number of common shares outstanding during the period. The weighted average common shares outstanding for the diluted earnings per share computations were adjusted to reflect the assumed conversion of shares available under stock options. The following tables summarize earnings per share and the shares utilized in the computations for the twelve months ended December 31, 2015 and 2014, respectively:

	Net income available to common shareholders	Weighted Average Common Shares	Per Share Amount
Dollars in thousands, except per share data
December 31, 2015
Basic earnings per common share	$824	4,645,408	$0.18
Effect of dilutive stock options	—	40,406
Effect of dilutive stock warrants	—	—
Diluted earnings per common share	$824	4,685,814	$0.18

December 31, 2014
Basic earnings per common share	$6,630	4,635,096	$1.43
Effect of dilutive stock options	—	43,012
Effect of dilutive stock warrants	—	—
Diluted earnings per common share	$6,630	4,678,108	$1.42

NOTE G - BANK PREMISES AND EQUIPMENT

Following is a summary of bank premises and equipment at December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
Dollars in thousands
Land, buildings and leasehold improvements	$7,403	$7,905
Computer equipment	951	1,079
Furniture and equipment	1,205	1,091
Total	9,559	10,075
Less accumulated depreciation	(3,849)	(3,867)
Total	$5,710	$6,208

Depreciation and amortization amounting to $385,000 and $370,000 for the years ended December 31, 2015 and 2014, respectively, is included in occupancy and equipment expense.

CAROLINA TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

NOTE H - LEASES

Capital Lease Obligation

The Bank leases its main office facility under a lease with an initial term of twenty years. The portion of the lease applicable to the building is being accounted for as a capitalized lease. Leases that meet the criteria for capitalization are recorded as bank premises and equipment and the related obligations are reflected as capital lease obligations on the accompanying balance sheets. Amortization of property under the capital lease is included in depreciation expense. Included in bank premises and equipment at December 31, 2015 and 2014 is $187,000 and $225,000 respectively, as the amortized cost of the Bank’s main office.

At December 31, 2015, aggregate future minimum lease payments due under this capital lease obligation are as follows:

Future Minimum Lease Payments
December 31, 2015
Dollars in thousands
2016	$79
2017	79
2018	79
2019	79
2020	72
Thereafter	—
Total minimum lease payments	388
Less amount representing interest	(62)
Present value of net minimum lease payments	$326

The Bank funded the construction of the Boger City branch facility and at completion sold the building to an unrelated third party. The sale price was $1,100,000 of which the purchaser paid $250,000 as a down payment, with the remaining $850,000 financed by the Bank. The Bank then leased the building from the third party for use as a branch facility. The lease is accounted for as an operating lease and is included in the discussion below. The loan on this building was paid off by the third party during 2015.

The land portion of the Bank’s main office facility lease is being accounted for as an operating lease with a twenty-year term. In addition, the Bank has entered into three-year leases at its Lincolnton, West, Forest City and Lake Lure branch facilities and five-year leases for its Vale and Boger City branch facilities, a one year lease for its Hickory office and a three-year lease for its Mooresville office. Generally, operating leases contain renewal options on substantially the same basis as current rental terms. The operating lease for the West branch facility has five renewal options, each for a three-year term; the operating lease for the Vale branch has two renewal options each for a five-year term; the operating lease for the Boger City branch has three renewal options each for a five-year term; the operating lease for the Forest City branch has four renewal options each for a three-year term; the operating lease for the Hickory office has one renewal option for a one-year term; the operating lease for the Mooresville office has no renewal options; and the Lake Lure branch has two renewal options each with a three-year term. All of the operating leases are accounted for on a straight line basis, including renewal terms.

CAROLINA TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

NOTE H – LEASES (continued)

Future rental payments under these leases are as follows:

December 31, 2015
Dollars in thousands
2016	$281
2017	192
2018	58
2019	19
2020	18
Thereafter	—
$568

Total rent expense under operating leases was approximately $324,000 and $284,000 for the years ended December 31, 2015 and 2014, respectively.

NOTE I - DEPOSITS

The aggregate amount of time deposits in denominations of $250,000 or more at December 31, 2015 and 2014 was $41.8 million and $20.2 million, respectively. Interest expense on such deposits aggregated $479,000 and $195,000 in 2015 and 2014, respectively. At December 31, 2015, the scheduled maturities of certificates of deposit are as follows:

In thousands	Less than $250,000	$250,000 or more	Total
2016	$44,323	$10,352	$54,675
2017	34,796	9,780	44,576
2018	15,823	8,959	24,782
2019	9,405	8,515	17,920
2020	5,566	4,255	9,821
Total	$109,913	$41,861	151,774

The Bank periodically uses brokered deposits consistent with asset and liability management policies. At December 31, 2015 and 2014 the Bank had $31,983,000 and $11,233,000, respectively, in brokered deposits. The Bank reclassifies overdrafts on deposit accounts to loan balances. For the years ended December 31, 2015 and 2014, the reclassified amounts were $44,000 and $29,000 respectively.

CAROLINA TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

NOTE J - LINES OF CREDIT AND FHLB ADVANCES

At December 31, 2015, the Bank had available three unsecured federal funds lines of credit totaling $11,400,000 borrowing capacity on a short term basis. There was $2,355,000 outstanding against these credit lines at December 31, 2015 and no borrowings outstanding at December 31, 2014. These lines are subject to annual renewals and have varying interest rates. The Bank also has available with The Federal Home Loan Bank of Atlanta (“FHLB”), a line of credit equal to 15% of the Bank’s total assets. This credit line is secured by loans secured by real estate and Federal Home Loan Bank stock. Rates and terms may be fixed or variable and are determined at the time advances on the credit line are made. At December 31, 2015 and December 31, 2014 the Bank had outstanding advances of $13,000,000 and $22,000,000 respectively. Pursuant to collateral agreements with the Federal Home Loan Bank at December 31, 2015 advances are secured by loans with a carrying amount of approximately $73,211,000. Some advances have call features, which may be exercised on specific dates at the discretion of the FHLB.

At December 31, the scheduled maturities of advances from the Federal Home Loan Bank are as follows:

		Dollars in thousands
Maturity Date	Interest Rates	December 31, 2015		December 31, 2014
6/24/2015	3.71%	$		$2,000
11/19/2015	0.37%		—	14,000
12/14/2015	4.50%		—	1,000
1/21/2016	0.54%		2,000	2,000
1/29/2016	0.38%		3,000	—
7/29/2016	0.87%		1,000	1,000
11/19/2016	0.49%		5,000	—
3/29/2018	1.88%		2,000	2,000
	Total		$13,000	$22,000

CAROLINA TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

NOTE K - INCOME TAXES

The approximate amount of significant components of the provision for income taxes for the years ended December 31, 2015 and 2014 are as follows:

	December 31, 2015	December 31, 2014
Dollars in thousands
Current tax provision (benefit)	$20	$42
Deferred tax provision	1,144	811
Provision for income tax before adjustment to deferred tax asset valuation allowance	1,164	853
Increase (decrease) in valuation allowance	—	(5,392)
Net provision (benefit) for income taxes	$1,164	$(4,539)

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	December 31, 2015	December 31, 2014
Dollars in thousands
Tax computed at the statutory rate	$755	$788
Increase (decrease) resulting from:
State income taxes, net of federal tax effect	162	79
Adjustment to deferred tax asset valuation allowance	—	(5,392)
Other permanent differences	247	(14)
Provision (benefit) for income taxes	$1,164	$(4,539)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2015 and 2014 are as follows:

	December 31, 2015	December 31, 2014
Dollars in thousands
Deferred tax assets relating to:
Allowance for loan losses	$650	$762
Stock options	26	27
Amortization of intangibles	13	19
Foreclosed asset basis differences	359	684
Unrealized loss on AFS securities	127	—
SERP liability	861	852
Nonaccrual loan interest	124	20
Net operating/economic loss carryforwards	2,538	2,989
Other	277	295
Total deferred tax assets	4,975	5,648
Less valuation allowance	—	—
Net deferred tax assets	$4,975	$5,648

Deferred tax liabilities relating to:
Prepaid expenses	$(113)	$(77)
Fixed assets	(437)	(99)
Fair value acquisition adjustments, net	(335)	(365)
Unrealized gain on available-for-sale securities	—	(70)
Total deferred tax liabilities	(885)	(611)
Net recorded deferred tax asset	$4,090	$5,037

CAROLINA TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

NOTE K - INCOME TAXES (continued)

The Bank had income tax expense of $1,164,000 in 2015. The Bank had an income tax benefit of $4,539,000 in 2014 due to the reversal of the valuation allowance based on positive trends in earnings and credit quality. Additionally, the Bank evaluated the realization of the remaining deferred asset of $4.0 million and determined that it was more likely than not that the Bank could recognize that asset in the future.

As of December 31, 2015, the Bank had a total Net Operating Loss (NOL) carryforward of $6,789,000. The NOL originated in 2009 and can be carried forward for 20 years. It will begin expiring in 2029. As of December 31, 2015, the Bank had a total Net Economic Loss (NEL) carryforward of $8,699,000. The NEL originated in 2009 and can be carried forward for 15 years. It will begin expiring in 2024.

NOTE L - REGULATORY MATTERS

The Bank, as a North Carolina banking corporation, may pay cash dividends only if the distribution will not reduce the Bank’s capital below applicable capital requirements. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure the bank’s financial soundness.

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional, discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Based on the most recent notification from its regulators, the Bank is well capitalized under the framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as prescribed by regulations, of total common equity Tier I and Tier I capital to risk-weighted assets and of Tier 1 capital to average assets.

Management believes, as of December 31, 2015 and 2014 that the Bank meets all capital adequacy requirements to which it is subject.

CAROLINA TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

NOTE L - REGULATORY MATTERS (continued)

The Bank’s capital amounts and ratios are presented in the following table at December 31, 2015 and 2014:

	Actual		Minimum required for capital adequacy purposes		Required in Order to Be Well Capitalized Under PCA
Dollars in thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2015
Common equity tier 1 capital to risk weighted assets	$26,999	8.67%	$14,018	4.50%	$20,248	6.50%
Total capital to risk weighted assets	32,086	10.30%	24,920	8.00%	31,150	10.00%
Tier 1 capital to risk weighted assets	28,344	9.10%	18,690	6.00%	24,920	8.00%
Tier 1 capital to average assets	28,344	8.48%	13,364	4.00%	16,706	5.00%

December 31, 2014
Total capital to risk weighted assets	$27,959	11.03%	$20,287	8.00%	$23,358	10.00%
Tier 1 capital to risk weighted assets	24,779	9.77%	10,143	4.00%	15,215	6.00%
Tier 1 capital to average assets	24,779	9.02%	10,988	4.00%	13,734	5.00%

NOTE M - OFF-BALANCE SHEET RISK AND COMMITMENTS

The Bank is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Bank’s exposure to off-balance sheet credit risk as of December 31, 2015 is as follows:

Financial instruments whose contract represents credit risk

December 31, 2015
Dollars in thousands
Undisbursed lines of credit	$43,121
Letters of credit	303
$43,424

CAROLINA TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

NOTE N - FAIR VALUE MEASUREMENTS

The Bank is required to disclose the estimated fair value of financial instruments, both assets and liabilities on and off the balance sheet, for which it is practicable to estimate fair value. These fair value estimates are made at December 31, based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price an asset could be sold at or the price a liability could be settled for. However, given there is no active market or observable market transactions for many of Carolina Trust Bank’s financial instruments, the Bank has made estimates of many of these fair values which are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. The methodologies for financial assets and financial liabilities are discussed below:

Cash and Due from Banks, Interest-Earning Deposits with Banks, Certificates of Deposit with Banks and Federal Funds Sold

The carrying amounts for cash and due from banks, interest-earning deposits with banks, certificates of deposit with banks and federal funds sold approximate fair value because of the short maturities of those instruments.

Investment Securities

Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions.

Loans

The fair value of loans is estimated based on discounted expected cash flows. These cash flows include assumptions for prepayment estimates over the loans’ remaining life, considerations for the current interest rate environment compared to the weighted average rate of each portfolio and a credit risk component based on the historical and expected performance of each portfolio. The calculation does not include an estimate for illiquidity in the market.

Accrued Interest

The carrying amount is a reasonable estimate of fair value.

Deposits

The fair value of demand deposits, savings, money market and NOW accounts is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting expected cash flows using the rates currently offered for instruments of similar remaining maturities.

Federal Funds Purchased

Federal funds purchased approximate fair value because of the short maturity.

CAROLINA TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

Capital Lease Obligation and Advances from the Federal Home Loan Bank

The fair value of borrowings is based upon discounted expected cash flows using current rates at which borrowings of similar maturity could be obtained.

Financial Instruments with Off-Balance Sheet Risk

With regard to commitments to extend credit discussed in Note M, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Bank’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2015 and December 31 2014:

		Fair Value Measurements at December 31, 2015 using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
Dollars in thousands	Carrying Value	Level 1	Level 2	Level 3	Balance
ASSETS
Cash and due from banks	$4,720	$4,720	$—	$—	$4,720
Interest earning deposits with banks	70	70	—	—	70
Certificate of deposits with banks	1,498	1,498	—	—	1,498
Federal funds sold	23	23	—	—	23
Securities available for sale	22,933	1,038	21,145	750	22,933
Net loans	288,639	—	—	292,345	292,345
Accrued interest receivable	986	—	986	—	986

LIABILITIES
Deposits	$284,794	$—	$—	$277,308	$277,308
Capital lease obligation	326	—	326	—	326
Federal funds purchased	2,355	2,355	—	—	2,355
FHLB Advances	13,000	—	13,031	—	13,031
Accrued interest payable	58	—	58	—	58

		Fair Value Measurements at December 31, 2014 using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
Dollars in thousands	Carrying Value	Level 1	Level 2	Level 3	Balance
ASSETS
Cash and due from banks	$6,076	$6,076	$—	$—	$6,076
Interest earning deposits with banks	184	184	—	—	184
Certificate of deposits with banks	2,996	2,996	—	—	2,996
Federal funds sold	23	23	—	—	23
Securities available for sale	25,244	1,536	23,070	638	25,244
Net loans	240,644	—	—	241,722	241,722
Accrued interest receivable	861	—	861	—	861

LIABILITIES
Deposits	$237,176	$—	$—	$237,153	237,153
Capital lease obligation	373	—	373	—	373
FHLB Advances	22,000	—	22,123	—	22,123
Accrued interest payable	95	—	95	—	95

CAROLINA TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2015 and 2014

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

The Bank utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

The Bank groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques included use of option pricing models, discounted cash flow models and similar techniques. Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available-for-Sale

Investment securities available-for-sale, are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing modes or other model-based valuation techniques such as present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in an active over-the-counter market. Level 2 securities include U.S. government agencies securities, mortgage-backed securities issued by government-sponsored entities and municipal bonds. Securities classified as Level 3 includes a corporate debt security and a common stock in a less liquid market. The value of the corporate debt security is determined via the going rate of a similar debt security if it were to enter the market at period end. The derived market value requires significant management judgment and is further substantiated by discounted cash flow methodologies. There have been no changes in valuation techniques for the year ended December 31, 2015. Valuation techniques are consistent with techniques used in prior periods.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured on a recurring basis.

	Total	Level 1	Level 2	Level 3
Dollars in thousands
December 31, 2015
U.S. Government and federal agency	$15,543	$—	$15,543	$—
Government sponsored enterprises *	5,602	—	5,602	—
Corporate debt securities	750	—	—	750
Equity securities	1,038	1,038	—	—
Total	$22,933	$1,038	$21,145	$750

December 31, 2014
U.S. Government and federal agency	$15,739	$—	$15,739	$—
Government sponsored enterprises *	7,214	—	7,214	—
States and political subdivisions	117	—	117	—
Corporate debt securities	638	—	—	638
Equity securities	1,536	1,536	—	—
Total	$25,244	$1,536	$23,070	$638

* Such as FNMA, FHLMC and FHLB

The Bank did not have any transfers between Levels 1, 2, or 3 during the years ended December 31, 2015 or 2014.

The tables below present the changes during the years ended December 31, 2015 and December 31, 2014 in the amount of Level 3 assets measured on a recurring basis.

	December 31, 2015	December 31, 2014
Dollars in thousands
Balance, beginning of year	$638	$616
Additions	—	—
Change in valuation recognized in OCI	112	22
Balance, end of year	$750	$638

Impaired Loans

The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures it for impairment. The fair value of impaired loans is estimated using one of several methods, including collateral value, a loan’s observable market price and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value exceeds the recorded investments in such loans. At December 31, 2015 the discounted cash flows method was used in determining the fair value of eight loans totaling $3.1 million and the fair value of the collateral method was used in the other forty-one loans totaling $4.2 million. At December 31, 2014 the discounted cash flows method was used in determining the fair value of six loans totaling $2.4 million and the fair value of the collateral method was used in the other forty-one loans totaling $5.6 million. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records impaired loans as nonrecurring

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

Level 3. When the discounted cash flows method is used, the Bank records the impaired loan as nonrecurring Level 3. There have been no changes in valuation techniques for the year ended December 31, 2015. Valuation techniques are consistent with techniques used in prior periods.

The following table presents impaired loans that were re-measured and reported at fair value through a specific valuation allowance allocation of the allowance for loan losses based upon the fair value of the underlying collateral or discounted cash flows at December 31, 2015 and December 31, 2014.

	December 31, 2015		December 31, 2014
Dollars in thousands	Level 2	Level 3	Level 2	Level 3
Carrying value of impaired loans before allocations	$—	$1,628	$—	$3,454
Specific valuation allowance allocations	—	(214)	—	(555)
Carrying value of impaired loans after allocations	$—	$1,414	$—	$2,899

Foreclosed Assets

Other real estate owned (“OREO”) is adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is not observable market price, the Bank records the OREO as nonrecurring Level 3. There have been no changes in valuation techniques for the year ended December 31, 2015. Valuation techniques are consistent with techniques used in prior periods.

The following table presents foreclosed assets that were re-measured and reported at fair value:

	December 31, 2015	December 31, 2014
Dollars in thousands
Foreclosed assets re-measured at initial recognition:
Carrying value of foreclosed assets prior to re-measurement	$725	$—
Charge-offs recognized in the allowance for loan losses	(16)	—
Fair value	$709	$—

Foreclosed assets re-measured subsequent to initial recognition:
Carrying value of foreclosed assets prior to re-measurement	$1,570	$2,334
Write-downs included in foreclosed asset expense, net	(285)	(286)
Fair value	$1,285	$2,048

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE N - FAIR VALUE MEASUREMENTS (Continued)

Assets measured at fair value on a nonrecurring basis are included in the table below.

	Total	Level 1	Level 2		Level 3
Dollars in thousands
December 31, 2015
Foreclosed assets	$1,994	$—		$—	$1,994
Impaired loans	1,414	—		—	1,414
Total	$3,408	$—		$—	$3,408

December 31, 2014
Foreclosed assets	$2,048	$—	$		$2,048
Impaired loans	2,899	—		222	2,677
Total	$4,947	$—		$222	$4,725

Quantitative Information About Level 3 Fair Value Measurements:

	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
Dollars in thousands
December 31, 2015
Impaired loans	$168	Discounted appraisals	Appraisal adjustments	15.00%	15.00%
Impaired loans	1,246	Discounted cash flows	Discount rate	5.75 – 8.50%	7.24%
Foreclosed assets	1,994	Discounted appraisals	Appraisal adjustments	6.00% - 57.32%	17.32%

December 31, 2014
Impaired loans	$1,743	Discounted appraisals	Appraisal adjustments	6.00% - 15.00%	10.10%
Impaired loans	934	Discounted cash flows	Discount rate	7.50%-8.50%	7.85%
Foreclosed assets	2,048	Discounted appraisals	Appraisal adjustments	6.00%-16.84%	12.38%

NOTE O - EMPLOYEE AND DIRECTOR BENEFITS

Employment Contracts

The Bank has entered into employment agreements with certain of the Bank’s executive officers to ensure a stable and competent management base. The agreements provide for a term of two years, but the agreements may be extended. The agreements provide for benefits as specified in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer’s rights to receive certain vested rights, including compensation. In the event of a change in control of the Bank and in certain other events, as defined in the agreements, the Bank or any successor to the Bank will be bound to the terms of the contracts.

Supplemental Executive Retirement Plan (SERP Plan)

In August of 2007 the Board of Directors adopted a SERP Plan for the purpose of retaining the employment of certain senior officers. In January of 2014 the Board of Directors adopted a SERP Plan for the purpose of retaining the employment of the Bank’s President and CEO. Participants in the SERP Plans and their level of participation, is determined by the Board of Directors. The SERP Plans provide for benefits as specified in the plans and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer’s rights to receive certain vested rights, including compensation. Benefits of the 2007 plan vest over a ten year period and benefits of the 2014 plan vest over a five year period

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE O - EMPLOYEE AND DIRECTOR BENEFITS (Continued)

beginning on the participants’ date of employment and are deferred until separation from employment by the participant. In the event of a change in control of the Bank and in certain other events, as defined in the SERP Plans, the Bank or any successor to the Bank will be bound to the terms of the SERP Plans. At December 31, 2015 and December 31, 2014 respectively, the Bank had an accrued liability of $2,349,000 and $2,286,000 for participants vested benefits.

401(k) Plan

The Bank has a 401(k) Plan whereby substantially all employees participate in the Plan. The Bank makes matching contributions equal to 100 percent of the first four percent of an employee’s compensation contributed to the Plan, with matching contributions vesting under an established vesting plan. For the years ended December 31, 2015 and 2014, expense attributable to the Plan amounted to approximately $159,000 and $111,000 respectively.

Stock Option Plans

The Bank has six share-based compensation plans in effect at December 31, 2015 and at December 31, 2014. The compensation cost charged against income for those plans was approximately $147,000 and $66,000 respectively for the years ended December 31, 2015 and December 31, 2014.

During 2001 the Bank adopted, with shareholder approval, an Incentive Stock Option Plan (the “2001 Employee Plan”) and a Non-statutory Stock Option Plan (the “2001 Director Plan”). Each plan makes available options to purchase 100,771 shares of the Bank’s common stock, for an aggregate number of common shares reserved for options under these plans of 201,542. The exercise price of all options granted to date under these plans is $3.14.

The options granted in 2006 through 2011 under the 2001 Director Plan and the 2001 Employee Plan vest over a four-year period. The options granted in 2005 under the 2001 Director Plan and the 2001 Employee Plan vest over a three-year period. All unexercised options expire ten years after the year of the grant or earlier in certain circumstances. The fair market value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The 2001 Employee Plan and the 2001 Director Plan expired in 2011 in accordance with their terms and no further options may be granted under these plans.

During 2005 the Bank adopted, with shareholder approval, an Incentive Stock Option Plan (the “2005 Employee Plan”) and a Non-statutory Stock Option Plan (the “2005 Director Plan”). The 2005 Employee Plan makes available options to purchase 72,389 shares of the Bank’s common stock and the 2005 Director Plan makes available 73,527 shares of the Bank’s common stock, for an aggregate number of common shares reserved under these plans of 145,916. The exercise price of all options granted to date under these plans range from $2.13 to $16.21.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE O - EMPLOYEE AND DIRECTOR BENEFITS (Continued)

The options granted in 2005 under the 2005 Director Plan and the 2005 Employee Plan vest over a three-year period. The options granted in 2006 through 2015 under the 2005 Employee Plan vest over a four-year period. All unexercised options expire ten years after the date of grant. The fair market value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The Bank did not grant any options under the 2005 Director Plan for the years ended December 31, 2015 and December 31, 2014. The Bank granted 8,496 and 17,000 stock options under the 2005 Employee Plan for the years ended December 31, 2015 and December 31, 2014 with fair market values ranging from $2.86 to $2.88 and $2.56 to $2.62 per option, respectively. Additionally, the Bank granted 10,000 shares of restricted stock under the 2005 Employee Plan for the year ended December 31, 2014. The shares vest over a 3-year period. No restricted stock grants were made for the year ended December 31, 2015.

As a result of the merger with Carolina Commerce Bank, Carolina Trust Bank assumed all outstanding options of Carolina Commerce under the existing terms and at the conversion rate of 0.625 shares of Carolina Trust stock for each share of Carolina Commerce stock. All options assumed became fully vested at the merger date. As of December 31, 2015, there were 73,500 options outstanding from the converted plans with exercise prices ranging from $3.31 to $5.15. The Bank did not grant any options for the year ended December 31, 2015 under this plan and granted 73,500 options for the year ended December 31, 2014 with fair market values ranging from $1.77 to $2.79 per option.

The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of options granted in the years ended December 31, 2015 and December 31, 2014. The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based upon the historical volatility of the Bank’s stock. The expected term of the options is based upon the average life of previously issued stock options. The expected dividend yield is based upon current yield on the date of the grant. No post-vesting restrictions exist for these options.

	Year ended	Year ended
	December 31, 2015	December 31, 2014

Dividend yield	0.00%	0.00%
Risk-free interest rate	1.84 – 1.92%	2.30 - 3.00%
Volatility	40.79%	38.10 – 41.01%
Expected life	7 years	7 years

Total stock-based compensation recognized as compensation expense on our consolidated statement of income is as follows:

	December 31, 2015	December 31, 2014
Dollars in thousands
Option Grants	$136	$54
Restricted Stock Grants	11	11
Total Compensation Expense	$147	$66

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE O - EMPLOYEE AND DIRECTOR BENEFITS (Continued)

A summary of option activity under the stock option plans as of December 31, 2015 and changes during the year ended December 31, 2015 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, December 31, 2014	334,370	$8.78	4.3 years
Exercised	(7,470)	$2.62
Expired	(131,267)	$12.60
Forfeited	(11,655)	$8.93
Granted	8,496	$5.40
Outstanding, December 31, 2015	192,479	$6.88	5.35 years	$—

Exercisable, December 31, 2015	138,859	$7.88		$—

The approximate fair value of options vested over the years ended December 31, 2015 and 2014, respectively was $134,000 and $84,000. The approximate weighted average fair value per share of options granted over the year ended December 31, 2015, was $2.86 and for the year ended December 31, 2014 was $2.30. The approximate fair value of options granted over the years ended December 31, 2015 and 2014, respectively was $24,000 and $208,000.

A summary of restricted stock activity during the twelve months ended December 31, 2015 and 2014 is presented below:

	December 31, 2015		December 31, 2014
	Non-Vested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value	Non-Vested Restricted Stock Outstanding	Weighted Average Grant Date Fair Value
Beginning balance outstanding	10,000	$3.31	—
Granted	—		10,000	$3.31
Vested	(3,333)		—
Ending balance outstanding	6,667	$3.31	10,000	$3.31

As of December 31, 2015 there was $84,000 of unrecognized compensation cost related to non-vested options granted under all of the Bank’s stock benefit plans. That cost is expected to be recognized over a weighted average period of 3 years. At December 31, 2015 there was $11,000 of unrecognized compensation cost related to non-vested restricted stock grants under all of the Bank’s stock benefit plans. This cost is expected to be recognized during 2016.

Upon exercise of the options, the Bank issues shares from authorized but unissued shares. The Bank does not typically purchase shares to fulfill obligations of the stock benefit plans.

CAROLINA TRUST BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

NOTE P – PREFERRED STOCK

On February 6, 2009, the Bank issued $4,000,000 of Senior Preferred Shares to the U.S. Department of Treasury (the “Treasury”), consisting of 4,000 shares, with a liquidation preference of $1,000 per share. In addition, on February 6, 2009, the Bank issued a warrant to the Treasury to purchase 86,957 common shares at an initial exercise price of $6.90 per share. These preferred shares and related warrant are considered permanent equity for accounting purposes. Generally accepted accounting principles require management to allocate the net proceeds from the issuance of the preferred stock between the preferred stock and related warrant based upon a relative fair value method. The terms of the preferred shares require management to pay a non-cumulative dividend at the rate of 5 percent per annum for the first five years and 9 percent thereafter. The dividend rate changed from 5 percent to 9 percent on February 16, 2014. Management has determined that the 5 percent dividend rate is below market value, therefore, the fair value of the preferred shares would be less than the $4,000,000 in proceeds. Management determined that a reasonable market rate is 14 percent for the fair value of the preferred shares. Management used the Black-Scholes model for calculating the fair value of the warrant (and related common shares). The allocation between the preferred shares and warrant at February 6, 2009, the date of issuance, net of issuance costs of $22,000 was $3,552,000 and $426,000, respectively. The discount on the preferred of $426,000 was accreted through retained earnings over a 60 month period.

In November 2012, the U.S. Treasury sold the preferred stock to several investors in a Dutch auction process. The Bank had designated a third party bidder to act on its behalf pursuant to the rules of the Dutch auction. In, December 2012, pursuant to its agreement with the third party bidder, the Bank in turn repurchased 35% of the preferred stock or $1.4 million at a price of 85.3% of par or $1,194,000 from one of the investors, the same price at which the bidder had purchased the preferred stock from the U.S. Treasury. The gain from the redemption below par totaling $206,000 increased surplus and reduced the amount reported as dividends to preferred shareholders for the year ended December 31, 2012.

In June 2013, the U.S. Treasury sold the warrants related to the preferred stock, to private investors, in a Dutch auction process.

Carolina Trust Bank
General Corporate Information

Office Locations

Vale Branch	Main	West Branch
9584 Hwy 10 West	901 East Main Street	799 Hwy 27 West
Vale, North Carolina 28168	Lincolnton, North Carolina 28092	Lincolnton, North Carolina 28092

Triangle Branch	Boger City Branch	New Hope Branch
1293 North Hwy 16	2740 NC Hwy 27 East	534 South New Hope Road
Denver, North Carolina 28037	Lincolnton, North Carolina 28092	Gastonia, North Carolina 28054

Forest City Branch	Hickory Branch	Lake Lure Branch
142 North Watkins Drive	1430 2nd Street NE	103 Arcade Street
Forest City, North Carolina, 28043	Hickory, North Carolina, 28601	Lake Lure, North Carolina 28746

Mooresville Office
125 East Trade Court
Mooresville, North Carolina 28117

Common Stock

The Bank had 4,646,225 shares of Common Stock outstanding which were held by approximately 1,502 holders of record (excluding shares held in street name) as of December 31, 2015. To date, the Bank has not paid any cash dividends on common stock. The Bank can only pay dividends if the distribution will not reduce the Bank’s capital below required amounts.

Market for Common Stock

The Bank’s common stock is traded on the NASDAQ under the symbol CART. Certain sales have been facilitated by the Bank in 2015 and 2014. Stock prices for 2015 and 2014 are presented below.

Stock Transfer Agent

Broadridge Corporate Issuer Services Inc.

P.O. Box 1342

Brentwood, NY 11717

Regulatory and Securities Counsel

Wyrick Robbins Yates &Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

(919) 781-4000 Telephone

(919) 781-4865 Facsimile

Independent Auditors

Dixon Hughes Goodman LLP

4350 Congress Street, Suite 900

Charlotte, North Carolina 28209

The table below presents the high and low sales prices for the Bank’s stock for 2015 and 2014, as reported on Nasdaq:

	High	Low
2015
First quarter	$5.59	$4.72
Second quarter	5.62	5.31
Third quarter	6.21	5.50
Fourth quarter	6.40	5.60

2014
First quarter	$4.80	$3.31
Second quarter	7.23	4.22
Third quarter	5.10	4.40
Fourth quarter	5.61	4.76

Annual Shareholders Meeting

The Annual Meeting of the shareholders of Carolina Trust Bank will be held at 10:00 am, on May 10, 2016 at the Lincoln Cultural Center, 403 East Main Street, Lincolnton, NC 28092.

Annual Report on Form 10-K

A copy of Carolina Trust Bank’s 2015 Annual Report on Form 10-K, as filed with the Federal Deposit Insurance Corporation, is available without charge to stockholders upon written request to Jerry L. Ocheltree, President and Chief Executive Officer, Carolina Trust Bank, 901 East Main Street, P.O. Box 308, Lincolnton, NC 28093-0308.

This Annual Report serves as the annual financial disclosure statement furnished pursuant to the Federal Deposit Insurance Corporation’s rules and regulations. This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

Pursuant to Rule 13a-14(d)/15d-14(d)

I, Jerry L. Ocheltree, certify that:

(1)	I have reviewed this annual report on Form 10-K of Carolina Trust Bank, a North Carolina bank (the “registrant”);

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal controls over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 23, 2016	By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

Pursuant to Rule 13a-14(d)/15d-14(d)

I, Lindsey B. Huffman, certify that:

(1)	I have reviewed this annual report on Form 10-K of Carolina Trust Bank, a North Carolina bank (the “registrant”);

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

(4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal controls over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 23, 2016	By:	/s/ Lindsey B. Huffman
Lindsey B. Huffman
Principal Accounting Officer

Exhibit 32

Section 1350 Certifications

Each of the undersigned hereby certifies that, to his knowledge, (i) the Form 10-K (the “Report”) filed by Carolina Trust Bank (the “Issuer”) for the year ended December 31, 2015, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the periods presented therein.

CAROLINA TRUST BANK

Date: March 23, 2016	By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

Date: March 23, 2016	By:	/s/ Lindsey B. Huffman
Lindsey B. Huffman
Principal Accounting Officer